Exhibit (a)(1)(G)

AMENDED AND RESTATED OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK

(INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

OF

CYPRESS BIOSCIENCE, INC.
AT
$6.50 NET PER SHARE
BY

RAMIUS V&O ACQUISITION LLC,
A JOINTLY OWNED SUBSIDIARY OF

RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC
ROYALTY PHARMA US PARTNERS 2008, LP
ROYALTY PHARMA US PARTNERS, LP and
RP INVESTMENT CORP.

AND

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS NAVIGATION MASTER FUND LTD
RAMIUS OPTIMUM INVESTMENTS LLC
COWEN OVERSEAS INVESTMENT LP
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
COWEN GROUP, INC.
RCG HOLDINGS LLC
RAMIUS LLC
C4S & CO., L.L.C.
ROYALTY PHARMA CAYMAN PARTNERS, LP
ROYALTY PHARMA CAYMAN PARTNERS 2008, L.P.
PHARMACEUTICAL INVESTORS, LP
PHARMA MANAGEMENT, LLC
RP MANAGEMENT, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 5, 2011, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 14, 2010 (THE “MERGER AGREEMENT”), AMONG RAMIUS V&O ACQUISITION LLC, RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC, ROYALTY PHARMA US PARTNERS 2008, LP, ROYALTY PHARMA US PARTNERS, LP, RP INVESTMENT CORP. AND CYPRESS BIOSCIENCE, INC.

THE BOARD OF DIRECTORS OF CYPRESS BIOSCIENCE, INC. HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, AND IT HAS ALSO UNANIMOUSLY: (I) DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE TO THE STOCKHOLDERS OF CYPRESS AND (II) RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS OF CYPRESS ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

The offer is conditioned upon, among other things, (1) there being validly tendered in the offer and not properly withdrawn prior to the expiration date of the offer that number of shares of Common Stock, par value $0.001 per share, together with the associated preferred stock purchase rights (the “Rights,” and together with such shares, the “Shares”), of Cypress Bioscience, Inc. (“Cypress”) that, together with the Shares then owned by Ramius V&O Acquisition LLC, a Delaware limited liability company (“Purchaser”), its affiliates and its subsidiaries (including, without limitation, Ramius Value and Opportunity Advisors LLC (“Ramius”), Ramius Value and Opportunity Master Fund Ltd, Ramius Navigation Master Fund Ltd, Ramius Optimum Investments LLC, Cowen Overseas Investment LP, Ramius Enterprise Master Fund Ltd, Ramius Advisors, LLC, Cowen Group, Inc., RCG Holdings LLC, Ramius LLC, C4S & Co., L.L.C., Royalty Pharma US Partners 2008, LP, Royalty Pharma US Partners, LP, RP Investment Corp., Pharmaceutical Investors, LP, Pharma Management, LLC, Royalty Pharma Cayman Partners, LP, Royalty Pharma Cayman Partners 2008, L.P. and RP Management, LLC), would represent a majority of the total number of then-outstanding Shares calculated on a fully diluted basis and (2) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder’s Shares should either (1) complete and sign the Amended and Restated Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Amended and Restated Letter of Transmittal, have such stockholder’s signature thereon guaranteed if required by Instruction 1 to the Amended and Restated Letter of Transmittal, mail or deliver the Amended and Restated Letter of Transmittal (or such facsimile), or, in the case of a transfer effected pursuant to the book-entry transfer procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” transmit an Agent’s Message (as defined in Section 2 — “Acceptance for Payment and Payment”), and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Amended and Restated Letter of Transmittal (or such facsimile) or deliver such Shares pursuant to the book-entry transfer procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” or (2) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

Any stockholder who has previously tendered Shares pursuant to the offer and has not withdrawn such Shares need not take any further action to receive the offer price of $6.50 per Share (net to the seller in cash, without interest and subject to any required withholding of taxes) if Shares are accepted for payment pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Amended and Restated Offer to Purchase.  Additional copies of this Amended and Restated Offer to Purchase, the Amended and Restated Letter of Transmittal, the Amended and Restated Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

THIS AMENDED AND RESTATED OFFER TO PURCHASE AND THE RELATED AMENDED AND RESTATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders Call Toll-Free: (877) 717-3936
Banks and Brokers Call Collect: (212) 750-5833

December 20, 2010

SUMMARY TERM SHEET		i
INTRODUCTION		1
THE OFFER		3
1.	TERMS OF THE OFFER; EXPIRATION DATE.	3
2.	ACCEPTANCE FOR PAYMENT AND PAYMENT.	5
3.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.	6
4.	WITHDRAWAL RIGHTS.	10
5.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.	10
6.	THE MERGER AGREEMENT.	11
7.	PRICE RANGE OF THE SHARES; DIVIDENDS.	20
8.	EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS; RIGHTS.	21
9.	CERTAIN INFORMATION CONCERNING CYPRESS.	22
10.	CERTAIN INFORMATION CONCERNING THE RAMIUS/RP GROUP.	23
11.	BACKGROUND OF THE OFFER.	25
12.	PURPOSE OF THE OFFER AND THE PROPOSED MERGER; STATUTORY REQUIREMENTS; APPROVAL OF THE MERGER; APPRAISAL RIGHTS; “GOING-PRIVATE” TRANSACTIONS.	33
13.	SOURCE AND AMOUNT OF FUNDS.	36
14.	DIVIDENDS AND DISTRIBUTIONS.	36
15.	CONDITIONS TO THE OFFER.	36
16.	CERTAIN LEGAL MATTERS; ANTITRUST; OTHER FOREIGN APPROVALS; STATE TAKEOVER STATUTES.	38
17.	CERTAIN FEES AND EXPENSES.	40
18.	MISCELLANEOUS.	41

SCHEDULE I	INFORMATION CONCERNING THE MANAGERS, DIRECTORS AND EXECUTIVE OFFICERS OF THE RAMIUS/RP GROUP AND PURCHASER	42

SUMMARY TERM SHEET

Ramius V&O Acquisition LLC (“Purchaser”), a Delaware limited liability owned by Ramius Value and Opportunity Advisors LLC, a Delaware limited liability company (“Ramius”), Royalty Pharma US Partners 2008, LP, a Delaware limited partnership (“RP US 2008”), Royalty Pharma US Partners, LP, a Delaware limited partnership (“RP US”) and RP Investment Corp., a Delaware corporation (“RP US Corp”), together with Ramius, RP US 2008, RP US, RP US Corp and certain of their affiliates, including Ramius Value and Opportunity Master Fund Ltd, Ramius Navigation Master Fund Ltd, Ramius Optimum Investments LLC, Cowen Overseas Investment LP, Ramius Enterprise Master Fund Ltd, Ramius Advisors, LLC, Cowen Group, Inc., RCG Holdings LLC, Ramius LLC, C4S & Co., L.L.C., Royalty Pharma Cayman Partners, LP, Royalty Pharma Cayman Partners 2008, L.P., Pharmaceutical Investors, LP, Pharma Management, LLC and RP Management, LLC (collectively, the “Ramius/RP Group”), is offering to acquire all the outstanding shares of Common Stock, par value $0.001 per share, together with the associated preferred stock purchase rights (the “Rights”), of Cypress Bioscience, Inc. (“Cypress”) at a price of $6.50 per share, net to the seller in cash, without interest and subject to any required withholding of taxes. Unless the context otherwise requires, we refer to one share of Cypress Common Stock, together with its associated Right, as a “Share.”

The following are some of the questions you, as a stockholder of Cypress, may have and answers to those questions.  This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Amended and Restated Offer to Purchase and the related Amended and Restated Letter of Transmittal, and the information contained in this summary term sheet is not complete and more detailed descriptions and explanations are contained in the remainder of this Amended and Restated Offer to Purchase and related Amended and Restated Letter of Transmittal.  We urge you to carefully read the entire Amended and Restated Offer to Purchase and related Amended and Restated Letter of Transmittal prior to deciding whether to tender your Shares.

Who is offering to purchase my Shares?

Purchaser, together with the Ramius/RP Group, is offering to purchase your shares. Purchaser is a limited liability company recently formed solely in order to make the offer and take certain other actions in connection therewith.  Purchaser is owned by Ramius, RP US 2008, RP US and RP US Corp. See “Introduction” and Section 10 – “Certain Information Concerning the Ramius/RP Group.”

How many Shares are you seeking to purchase, and at what price?

We are offering to purchase all the outstanding Shares at a price of $6.50 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes.  See “Introduction.”

Is there an agreement governing the offer?

Yes. Ramius, Purchaser, RP US 2008, RP US, RP US Corp and Cypress have entered into a merger agreement, dated as of December 14, 2010. The merger agreement provides, among other things, for the terms and conditions of the offer and our subsequent merger into Cypress. See Section 12 — “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Approval of the Merger; Appraisal Rights; ‘Going-Private’ Transactions.”

Do I have to pay any brokerage or similar fees to tender?

If you are the record owner of your Shares and you tender Shares in the offer, you will not have to pay any brokerage or similar fees.  However, if you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so.  You should consult your broker or nominee to determine whether any charges will apply.  See “Introduction.”

i

Why are you making this offer?

We are making the offer because we want to acquire control of, and ultimately acquire the entire equity interest in, Cypress.  If the offer is consummated, we intend to consummate a second-step merger with Cypress in which Cypress will become owned by the Purchaser and all outstanding Shares that are not purchased in the offer (other than the Shares held by the Ramius/RP Group and stockholders who perfect their appraisal rights) will be exchanged for $6.50 net in cash per Share (as further described herein, the “Proposed Merger”).  Following the consummation of the Proposed Merger, we intend to transfer to Royalty Pharma Finance Trust (“RPFT”) all of Cypress’ royalty interest (the “Royalty”) (which shall include all milestone and other payments) in worldwide net sales of Savella pursuant to the License and Collaboration Agreement by and between Cypress and Forest Laboratories Ireland Limited dated January 9, 2004. After the transfer of the Royalty to RPFT, we intend to liquidate the remaining assets of Cypress and distribute the proceeds among the members of the Ramius/RP Group. See “Introduction” and Section 12 — “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Approval of the Merger; Appraisal Rights; ‘Going-Private’ Transactions.”

What does Cypress’ Board of Directors think of this offer?

The Cypress Board of Directors has unanimously approved our merger agreement with Cypress and the transactions contemplated by the merger agreement, including the offer and the Proposed Merger, and it has also unanimously: (1) determined that the terms of the offer and the Proposed Merger are advisable to the stockholders of Cypress and (2) resolved to recommend that the stockholders of Cypress accept the offer and tender their shares to us pursuant to the offer. See “Introduction” and see Section 11 — “Background of the Offer.”

Why is the Offer to Purchase being amended and restated?

There have been material developments relating to our offer since it was commenced on September 15, 2010, including the execution of the merger agreement and the increase in the offer price, all of which we have reported in amendments to our tender offer statement on Schedule TO that have been filed with the Securities and Exchange Commission. We have amended and restated our original Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery to reflect those developments. See “Introduction.”

Do you have the financial resources to pay for the Shares?

Yes.  We will need approximately $229 million to purchase all Shares pursuant to the offer not already owned by the Ramius/RP Group and to pay related fees and expenses.  The entire amount of funds necessary to pay the offer price for all Shares in the Offer, and to pay all anticipated expenses in connection with the Offer, will be provided by the Ramius/RP Group.  See Section 13 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the offer?

As the form of payment consists solely of cash, we do not think our financial condition is material to your decision whether to tender in the Offer.

What are the most important conditions to the offer?

The most important conditions to the offer are the following:

•
Cypress’ stockholders must validly tender, and not withdraw before the expiration of the offer, a number of Shares that, together with the Shares then owned by the Ramius/RP Group, would represent a majority of the total number of then-outstanding Shares on a fully diluted basis.

•	All waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the regulations thereunder, having expired or having been terminated.

The offer is subject to certain other conditions as well.  A more detailed discussion of the conditions to consummation of this offer may be found in “Introduction,” Section 12 — “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Approval of the Merger; Appraisal Rights; ‘Going-Private’ Transactions” and Section 15 — “Conditions to the Offer.”

How long do I have to decide whether to tender my Shares into the offer?

You have until the expiration date of the offer to tender.  The offer currently is scheduled to expire at 12:00 Midnight, New York City time, on January 5, 2011.  If the offer is extended, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day following the date the offer was scheduled to expire.  See Section 1 — “Terms of the Offer; Expiration Date.”

Can the offer be extended and, if so, under what circumstances?

Yes.  The merger agreement provides that we may extend the tender offer beyond January 5, 2011, under the following circumstances:

•
if, at any scheduled expiration of the offer, any of the conditions to the offer have not been satisfied or waived (other than conditions that by their nature are to be satisfied at the closing of the offer); or

•	for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission or The Nasdaq Global Market applicable to the offer.

In addition, we may make available a “subsequent offering period,” although Purchaser does not currently intend to do so. A subsequent offering period, which is different than an extension of the tender offer, is an additional period of time, beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration. See  Section 1 — “Terms of the Offer; Expiration Date.”

How do I accept the offer and tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Amended and Restated Letter of Transmittal and any other documents required by the Amended and Restated Letter of Transmittal, to Computershare Trust Company, N.A. (the “Depositary”), prior to the expiration of the offer.  If your Shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company.  If you cannot deliver all necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary, in lieu of the missing documents, the enclosed Amended and Restated Notice of Guaranteed Delivery, provided you are able to comply fully with its terms.  See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

If I accept the offer, when will I be paid for my Shares?

If the conditions to the offer are satisfied and we consummate the offer and accept your Shares for payment, you will receive payment for the Shares promptly following the expiration of the offer.  See Section 2 — “Acceptance for Payment and Payment.”

What is the “top up option” and when would it be exercised?

Under the merger agreement, if after consummation of the offer (and any subsequent offering period), we do not own at least 90% of the outstanding Shares, we have the option, subject to certain limitations, to purchase from Cypress up to a number of authorized and unissued shares sufficient to cause us to own one share more than 90% of the Shares then outstanding, on a fully-diluted basis, at a price per Share equal to the price per Share paid in the offer. The top up option cannot be exercised if the number of top up option shares would exceed the number of Cypress’ authorized but unissued and unreserved shares or if the Minimum Condition has not been satisfied, among other reasons. We may exercise this option at any time prior to the termination of the merger agreement in accordance with its terms, but only if we own as of such time less than 90% of the outstanding Share. See Section 6 — “The Merger Agreement.”

Can I withdraw my previously tendered Shares?

You may withdraw all or a portion of your tendered Shares by delivering written, telegraphic or facsimile notice to the Depositary prior to the expiration of the offer.  Further, if we have not agreed to accept your Shares for payment within 60 days after the commencement of the offer, you can withdraw them at any time after that 60-day period, including during any extensions of the offer, until the time we do accept your Shares for payment.  Once Shares are accepted for payment, they cannot be withdrawn.  The right to withdraw tendered Shares will not apply to any subsequent offering period, if one is included.  See Section 4 — “Withdrawal Rights.”

Can the offer be terminated and, if so, would Cypress be obligated to pay us a termination fee?

Under the merger agreement, the offer may be terminated: (1) by mutual written consent of the parties; (2) if the first acceptance of shares for payment pursuant to the offer has not occurred by March 14, 2011 (or April 13, 2011 if the only reason the conditions to the offer have not been satisfied is the result of restrictions under applicable antitrust laws); (3) if there is a law or final, non-appealable judgment, injunction, order or decree of any governmental authority with competent jurisdiction restraining, prohibiting or otherwise making illegal the consummation of the offer or the Proposed Merger; (4) under certain circumstances if a party has breached its representations, warranties or covenants; (5) if the Cypress Board of Directors shall fail to make, withdraw or modify in a manner adverse to us its recommendation to stockholders to adopt the merger agreement and accept the offer or publicly recommend or announce its intention to enter into an agreement with respect to any competing acquisition proposal or otherwise take any action or make any statement inconsistent with its recommendation or (6) by Cypress in order to enter into a superior competing acquisition proposal. Some of these termination events, either alone or combined with the existence and/or acceptance of a competing acquisition proposal, would give rise to Cypress’ obligation to pay us a termination fee of $5,000,000. See Section 6 — “The Merger Agreement.”

Will the offer be followed by the Proposed Merger if all the Shares are not tendered in the offer?

If we purchase at least a majority of the outstanding Shares in the offer, we will seek to effect the Proposed Merger of Purchaser into Cypress as promptly as practicable in accordance with the terms of the merger agreement. Furthermore, if pursuant to the offer or otherwise (including as a result of our exercise of the top up option) we own in excess of 90% of the outstanding Shares, we may effect the Proposed Merger without any further action by the stockholders of Cypress. If the Proposed Merger takes place, Purchaser will own all of the Shares and all other remaining stockholders (other than stockholders properly perfecting appraisal rights available under Delaware law) will receive the price per Share paid in the offer. Therefore, if the Proposed Merger takes place and you do not properly perfect your available appraisal rights, the only difference between tendering your Shares and not tendering your Shares in the offer is that you will be paid earlier if you tender your Shares in the offer. See Section 12 — “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Approval of the Merger; Appraisal Rights; ‘Going-Private’ Transactions.”

If the conditions to the offer are satisfied and the tendered Shares are accepted for payment, will Cypress continue as a public company?

No. Following the purchase of Shares in the offer, we expect to consummate the Proposed Merger. If the Proposed Merger takes place, Cypress will no longer be publicly owned. Even if for some reason the Proposed Merger does not take place but we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that Cypress' common stock will no longer be eligible to be traded on The Nasdaq Global Stock Market or any other securities exchange, there may not be a public trading market for the common stock of Cypress and Cypress may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See Section 8—"Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations; Rights."

What is the market value of my Shares as of a recent date?

On December 17, 2010, the last full trading day before the date of this Amended and Restated Offer to Purchase, the closing sale price of a Share on The Nasdaq Global Stock Market was $6.45. On December 14, 2010, the last full trading day before the announcement of the execution of the merger agreement, the closing sale price of a Share on The Nasdaq Global Stock Market was $5.75. On July 16, 2010, the last full trading day before the public announcement of our proposal to acquire all the outstanding Shares for $4.00 per Share in cash, the closing sale price of a Share on The Nasdaq Global Stock Market was $2.50, and on September 14, 2010, the last full trading day before the first public announcement of our offer to acquire all the outstanding Shares of Cypress for $4.25 per Share in cash, the closing sale price of a Share on The Nasdaq Global Stock Market was $3.51.  See Section 6 — “Price Range of the Shares; Dividends.”

v

Are appraisal rights available in either the offer or the Proposed Merger?

Appraisal rights are not available in the offer. If we consummate the Proposed Merger in accordance with the terms of the Merger Agreement, you will be entitled to appraisal rights in connection with the Proposed Merger if you do not vote in favor of the Proposed Merger and you otherwise strictly comply with applicable Delaware law. See Section 12 — “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Approval of the Proposed Merger; Appraisal Rights; ‘Going-Private’ Transactions.”

What are the U.S. federal income tax consequences of the proposed transactions?

The receipt of cash in the offer or the Proposed Merger in exchange for Shares will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.  You should consult your tax advisor about the particular effect the proposed transactions will have on your Shares.  See Section 5 — “Material U.S. Federal Income Tax Consequences.”

You are urged to consult your own tax advisors to determine the particular tax consequences to you of the Offer and the Proposed Merger (including the application and effect of any state, local or foreign income and other tax laws).

If I already tendered my Shares in the original offer, do I have to do anything now?

No. Cypress stockholders do not have to take any action regarding any Shares previously validly tendered and not withdrawn. If the offer is completed, these shares will be accepted for payment and such stockholders will receive the offer price of $6.50 per share, net to the seller in cash, without interest, less any applicable withholding taxes.

Whom can I call with questions?

You can call Innisfree M&A Incorporated at (877) 717-3936 (toll-free) or (212) 750-5833 (collect) with any questions you may have.  Innisfree M&A Incorporated is acting as the information agent for the offer.  See Section 17 — “Certain Fees and Expenses” and the back cover of this Amended and Restated Offer to Purchase.

INTRODUCTION

To the Stockholders of Cypress Bioscience, Inc.:

Ramius V&O Acquisition LLC (“Purchaser”), a Delaware limited liability company owned by Ramius Value and Opportunity Advisors LLC, a Delaware limited liability company (“Ramius”), Royalty Pharma US Partners 2008, LP, a Delaware limited partnership (“RP US 2008”), Royalty Pharma US Partners, LP, a Delaware limited partnership (“RP US”) and RP Investment Corp., a Delaware corporation (“RP US Corp”), together with Ramius, RP US 2008, RP US, RP US Corp and certain of their affiliates, including Ramius Value and Opportunity Master Fund Ltd, Ramius Navigation Master Fund Ltd, Ramius Optimum Investments LLC, Cowen Overseas Investment LP, Ramius Enterprise Master Fund Ltd, Ramius Advisors, LLC, Cowen Group, Inc., RCG Holdings LLC, Ramius LLC, C4S & Co., L.L.C., Royalty Pharma Cayman Partners, LP, Royalty Pharma Cayman Partners 2008, L.P., Pharmaceutical Investors, LP, Pharma Management, LLC and RP Management, LLC (collectively, the “Ramius/RP Group”), hereby offers to purchase (1) all outstanding shares of Common Stock, par value $0.001 per share (the “Shares”), of Cypress Bioscience, Inc., a Delaware corporation (“Cypress”), and (2) the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, of Cypress (the “Rights”) issued pursuant to the Rights Agreement dated as of September 27, 2010 (as amended from time to time, the “Rights Agreement”), by and between Cypress and American Stock Transfer & Trust Company, LLC, as Rights Agent, at a price of $6.50 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Amended and Restated Offer to Purchase and in the related Amended and Restated Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”). Unless the context otherwise requires, all references herein to the “Shares” shall be deemed to include the associated Rights, and all references herein to the “Rights” shall be deemed to include the benefits that may inure to the holders of the Rights pursuant to the Rights Agreement. This Amended and Restated Offer to Purchase amends and restates the original Offer to Purchase dated September 15, 2010. The Amended and Restated Letter of Transmittal circulated with this Amended and Restated Offer to Purchase amends and restates the Letter of Transmittal circulated with the original Offer to Purchase.

Tendering stockholders whose Shares are registered in their own name who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions.  Stockholders who hold their Shares in street name through a bank, dealer, broker, trust or other nominee should check with such nominee as to whether it will charge any service fees.  Except as set forth in Instruction 6 of the Amended and Restated Letter of Transmittal, stockholders will not have to pay stock transfer taxes on the sale of Shares pursuant to the Offer.  Any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Amended and Restated Letter of Transmittal may be subject to a required backup U.S. Federal income tax withholding of 28% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer.  See Section 5 — “Material U.S. Federal Income Tax Consequences.”  Purchaser will pay all fees and expenses of Computershare Trust Company, N.A., as Depositary (the “Depositary”), and Innisfree M&A Incorporated (“Innisfree”), as Information Agent (the “Information Agent”), incurred in connection with the Offer.  See Section 17 — “Certain Fees and Expenses.”

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 14, 2010 (the “Merger Agreement”), among Ramius, Purchaser, RP US 2008, RP US, RP US Corp and Cypress. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer, Purchaser will merge with and into Cypress (the “Proposed Merger”). In the Proposed Merger, each outstanding Share (other than Dissenting Shares (as defined below) and any Shares held by the Ramius/RP Group) will be converted into the right to receive the Offer Price. The Proposed Merger is subject to the satisfaction or waiver of certain conditions. See Section 6 — “The Merger Agreement.” Following the consummation of the Proposed Merger, we intend to transfer to Royalty Pharma Finance Trust, a Delaware statutory trust (“RPFT”), all of Cypress’ royalty interest (the “Royalty”) (which shall include all milestone and other payments) in worldwide net sales of Savella pursuant to the License and Collaboration Agreement by and between Cypress and Forest Laboratories Ireland Limited dated January 9, 2004. After the transfer of the Royalty to RPFT, we intend to liquidate the remaining assets of Cypress and distribute the proceeds among the members of the Ramius/RP Group.

Cypress’ Board of Directors unanimously (1) has determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Proposed Merger, are advisable and fair to and in the best interests of Cypress and its stockholders, (2) has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Proposed Merger and (3) recommends that the stockholders of Cypress tender their Shares pursuant to the Offer and, to the extent required by applicable law, adopt the Merger Agreement by voting their shares in favor thereof.

A more complete description of the reasons of Cypress’ Board of Directors for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Proposed Merger, is set forth in Cypress' Solicitation/Recommendation Statement on Schedule 14D-9 9, as amended  (the “Amended Schedule 14D-9”), which will be filed by Cypress with the Securities and Exchange Commission (the “SEC”) in connection with the Offer and is being mailed to stockholders with this Amended and Restated Offer to Purchase.

The Offer is subject to the fulfillment of certain conditions, including, without limitation, the following:

The Minimum Tender Condition.  Consummation of the Offer is conditioned upon there having been validly tendered in the Offer and not properly withdrawn prior to the Expiration Date (as defined in Section 1 — “Terms of the Offer; Expiration Date”) that number of Shares that, together with the Shares then owned by the Ramius/RP Group, would represent at least a majority of the total number of then-outstanding Shares calculated on a fully diluted basis, without regard to whether any convertible or exchangeable securities are then vested and exercisable (the “Minimum Tender Condition”).

The Antitrust Condition. Consummation of the Offer is conditioned upon there being no restrictions or prohibitions under any applicable antitrust laws (including suspensory filing requirements, waiting periods and required actions, consents or clearances by any governmental authority) that would make illegal the consummation of the Offer or the Merger (the “Antitrust Condition”).  See Section 16 — “Certain Legal Matters; Antitrust; Other Foreign Approvals; State Takeover Statutes.”

Material U.S. Federal Income Tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Proposed Merger are discussed in Section 5 — “Material U.S. Federal Income Tax Consequences.”

This Amended and Restated Offer to Purchase and related Amended and Restated Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE OFFER

1.	TERMS OF THE OFFER; EXPIRATION DATE.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 — “Withdrawal Rights” on or prior to the Expiration Date.  The term “Expiration Date” means 12:00 Midnight, New York City time, on January 5, 2011, unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

The Offer is conditioned upon satisfaction of the Minimum Tender Condition and the Antitrust Condition and all the other conditions set forth in Section 15 – “Conditions to the Offer.” Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date promptly after the Expiration Date. If any condition to the Offer is not satisfied or waived (other than conditions which by their nature are to be satisfied at the closing of the Offer) on any scheduled or extended Expiration Date, Purchaser will extend the Offer and the Expiration Date from time to time until all of the conditions are satisfied or waived. In addition, Purchaser will extend the offer for any period required by any rule, regulation or interpretation of the SEC or The Nasdaq Global Market applicable to the Offer. Notwithstanding the foregoing, under the terms of the Merger Agreement, the Purchaser is not required to extend the Offer beyond March 14, 2011 or, in certain cases, April 13, 2011. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See Section 4 — “Withdrawal Rights.”

Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder’s offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.  Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rule 14e-1(d) and Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), Purchaser currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act.  The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances, including, without limitation, the materiality of the changes and, in the SEC’s view, should be no less than five business days from the date that notice of such change is first published or sent or given to security holders. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum 10-business day period from the date that such notice of such change is first published or sent or given to security holders is required to allow for adequate dissemination to stockholders.  For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

If Purchaser decides to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Shares.

If, prior to the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Pursuant to Rule 14d-11 under the Exchange Act, although Purchaser does not currently intend to do so, Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a “Subsequent Offering Period”).  A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer.

During a Subsequent Offering Period, tendering stockholders would not have withdrawal rights and Purchaser would promptly purchase and pay for any Shares tendered at the same price paid in the Offer.  Rule 14d-11 under the Exchange Act provides that Purchaser may provide a Subsequent Offering Period so long as, among other things, (1) the initial 20-business day period of the Offer has expired, (2) Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (3) Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration, (4) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (5) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. If Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of Cypress consistent with the requirements of the SEC.

Purchaser currently does not intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion.  Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.  The same consideration will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

Cypress has provided us with its stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. We will send this Amended and Restated Offer to Purchase, the related Amended and Restated Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

If any tendered Shares are not purchased pursuant to the Offer for any reason, or if the certificates representing the Shares (the “Share Certificates”) are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained within the Book-Entry Transfer Facility (as defined below)), as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the event separate certificates representing the Rights (the “Rights Certificate”) are issued, similar action will be taken with respect to unpurchased and untendered Rights.

Purchaser reserves the right to transfer or assign to one or more of Purchaser’s affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase  promptly following the Expiration Date, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn prior to the Expiration Date.  Purchaser expressly reserves the right, in its sole discretion but subject to the applicable rules of the SEC, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions referred to in Section 15 — “Conditions to the Offer” has not been satisfied or upon the occurrence of any of the events specified in Section 15 — “Conditions to the Offer.”

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

(1) the Share Certificates or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of such Shares and, if applicable, Rights (if such procedure is available), into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares;”

(2) the Amended and Restated Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry transfer; and

(3) any other documents required by the Amended and Restated Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Amended and Restated Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of such Shares for payment pursuant to the Offer.  In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders.  Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser’s obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for any Shares, regardless of any extension of the Offer or any delay in paying such purchase price.  Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Amended and Restated Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

3.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either (1) on or prior to the Expiration Date, (a) Share Certificates representing tendered Shares must be received by the Depositary at one of its addresses set forth on the back cover of this Amended and Restated Offer to Purchase, or such Shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the Amended and Restated Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, must be received by the Depositary at one of its addresses and (c) any other documents required by the Amended and Restated Letter of Transmittal must be received by the Depositary at one of its addresses or (2) the guaranteed delivery procedures set forth below must be followed.

The method of delivery of Shares, the Amended and Restated Letter of Transmittal and all other required documents, including, without limitation, delivery through the Book-Entry Transfer Facility, is at the election and sole risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the amended and restated Letter of Transmittal and (ii) when the Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between you and us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Shares previously tendered pursuant to the original Offer to Purchase dated September 15, 2010 and the related Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the Offer as amended. Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the Offer Price if Shares are accepted for payment pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. If you have not already tendered your Shares, please disregard the materials previously delivered to you and use the materials accompanying this Amended and Restated Offer to Purchase.

Book-Entry Transfer. The Depositary has established accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Amended and Restated Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Amended and Restated Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Amended and Restated Offer to Purchase. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Amended and Restated Letter of Transmittal (1) if the Amended and Restated Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Amended and Restated Letter of Transmittal or (2) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (each, an “Eligible Institution” and, collectively, “Eligible Institutions”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Amended and Restated Letter of Transmittal.

If the Share Certificates are registered in the name of a person other than the signer of the Amended and Restated Letter of Transmittal, or if payment is to be made, or Share Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Amended and Restated Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder’s tender may be effected if all the following conditions are met:

(1) such tender is made by or through an Eligible Institution;

(2) a properly completed and duly executed Amended and Restated Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

(3) within three Nasdaq Global Stock Market trading days after the date of execution of such Amended and Restated Notice of Guaranteed Delivery (i) Share Certificates representing tendered Shares are received by the Depositary at one of its addresses set forth on the back cover of this Amended and Restated Offer to Purchase, or such Shares are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (ii) the Amended and Restated Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, is received by the Depositary at one of such addresses and (iii) any other documents required by the Amended and Restated Letter of Transmittal are received by the Depositary at one of such addresses.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram or facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Stockholders tendering their Shares according to the guaranteed delivery procedures may do so using either the original Notice of Guaranteed Delivery circulated with the original Offer to Purchase or the Amended and Restated Notice of Guaranteed Delivery circulated herewith.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) Share Certificates representing tendered Shares (or a Book-Entry Confirmation), (2) an Amended and Restated Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book entry transfer of Shares and (3) any other documents required by the Amended and Restated Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary’s account at the Book-Entry Transfer Facility.

Backup U.S. Federal Income Tax Withholding. Under U.S. Federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer.  To avoid backup withholding, unless an exemption applies, a stockholder that is a U.S. person (as defined for U.S. Federal income tax purposes) must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Amended and Restated Letter of Transmittal.  If a U.S. stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the U.S. stockholder, and any payment made to the U.S. stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer that are U.S. persons should complete and sign the Substitute Form W-9 included in the Amended and Restated Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary).

Certain stockholders (including, among others, corporations and certain foreign individuals and foreign entities) may not be subject to backup withholding. Foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. These stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See the Amended and Restated Letter of Transmittal for more information.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a U.S. stockholder may be refunded or credited against the U.S. stockholder’s Federal income tax liability, if any, provided, that the required information is furnished to the Internal Revenue Service.

Appointment as Proxy. By executing an Amended and Restated Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints Jeffrey C. Smith and Pablo Legorreta, or either of them, and any individual designated by either of them or Purchaser, and each of them individually, as such stockholder’s attorneys-in-fact and proxies, in the manner set forth in the Amended and Restated Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all Shares or other securities issued in respect of such Shares on or after September 15, 2010.  All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that Purchaser accepts for payment such Shares as provided herein. Upon such appointment, all prior proxies and consents given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent power of attorney, proxies, consents or revocations may be given (and if given will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of Cypress’ stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities. See Section 12 – “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Approval of the Merger; Appraisal Rights; ‘Going-Private’ Transactions.”

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer.  The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Cypress’ stockholders.

Determination of Validity. All questions as to the form of documents and validity, eligibility (including, without limitation, as to time of receipt) and acceptance for payment of any tender of Shares and compliance by a tendering stockholder with the terms of the Offer will be determined by Purchaser, in its sole discretion. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders without any effect on the rights of such other stockholders.

No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, any member of the Ramius/RP Group or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Other Requirements. Purchaser’s acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.	WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.  Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time following such expiration.

To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Amended and Restated Offer to Purchase.  Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.  If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution.  If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

Withdrawals of Shares may not be rescinded.  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any members of the Ramius/RP Group the procedures discussed in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

All questions as to the form and validity (including, without limitation, as to time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion.  None of Purchaser, any members of the Ramius/RP Group or any of their respective affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If Purchaser provides a Subsequent Offering Period following the Offer (as discussed in Section 1 — “Terms of the Offer; Expiration Date”), no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The receipt of cash pursuant to the Offer or the Proposed Merger will be a taxable transaction for U.S. Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), and may also be a taxable transaction under applicable state, local or foreign income tax laws.

For U.S. Federal income tax purposes, if you sell or exchange your Shares in the Offer, the Subsequent Offering Period (if one is provided) or the Proposed Merger, you generally should recognize gain or loss equal to the difference between the amount of cash received and your tax basis in the Shares that you sold or exchanged.  Generally, that gain or loss will be a capital gain or loss (assuming you hold your Shares as a capital asset), and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held such Shares for more than one year.  In the case of a tendering noncorporate stockholder, long-term capital gains will be eligible for reduced U.S. Federal income tax rates.  A stockholder that receives cash in connection with the exercise of its appraisal rights under the Delaware General Corporation Law (the “DGCL”) as described herein under Section 12 — “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Approval of the Merger; Appraisal Rights; ‘Going-Private’ Transactions” will generally recognize a capital gain or loss in the same manner.  Stockholders should note that the ability to use capital losses to offset ordinary income is limited.

Backup U.S. Federal Income Tax Withholding. Under U.S. Federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer.  To avoid backup withholding, unless an exemption applies, a stockholder that is a U.S. person (as defined for U.S. Federal income tax purposes) must provide the Depositary with the U.S. stockholder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that the U.S. stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Amended and Restated Letter of Transmittal.  If a U.S. stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the U.S. stockholder, and any payment made to the U.S. stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer that are U.S. persons should complete and sign the Substitute Form W-9 included in the Amended and Restated Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary).

Certain stockholders (including, among others, corporations and certain foreign individuals and foreign entities) may not be subject to backup withholding. Foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. These stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See the Amended and Restated Letter of Transmittal for more information.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a U.S. stockholder may be refunded or credited against the U.S. stockholder’s Federal income tax liability, if any, provided, that the required information is furnished to the Internal Revenue Service.

The foregoing discussion may not be applicable to certain types of stockholders with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code such as non-U.S. persons (including partnerships or other flow-through entities, brokers, dealers or traders in securities or commodities, insurance companies, tax-exempt organizations and financial institutions), persons subject to the alternative minimum tax, and persons who have a functional currency other than the U.S. dollar. This discussion also may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, conversion, or constructive sale transaction, an integrated investment or other risk-reduction transaction.  In addition, the foregoing does not address state, local or foreign tax laws that may be applicable.

The foregoing discussion is not a comprehensive description of all tax consequences relevant to the stockholders of Cypress.  Stockholders of Cypress are advised to consult their own tax advisors regarding the specific consequences to them of the Offer and the Proposed Merger, including, without limitation, the applicability and effect of U.S. Federal, state, local and foreign income and other tax laws in their particular circumstances.

6.	THE MERGER AGREEMENT.

The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(2) to the Tender Offer Statement on Schedule TO filed with the SEC in connection with the Offer, and is incorporated herein by reference. Capitalized terms not otherwise defined herein will have the meanings ascribed thereto in the Merger Agreement.

The Merger Agreement has been filed as an exhibit to the Schedule TO and this summary of terms has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Cypress or Parent (or its subsidiaries) in public reports filed with the SEC. In particular, the Merger Agreement and this summary of terms are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Cypress or Parent (or its subsidiaries).

The Offer.  The Merger Agreement requires Purchaser to amend the Offer to increase the purchase price to $6.50 per Share, net to the seller in cash, to provide that the conditions will be as set forth in as set forth in “Section 15 — Conditions of the Offer” and to amend the Expiration Date to be midnight (New York City time) on the date that is ten Business Days following the filing of such amendment and to otherwise conform to the requirements of the Merger Agreement. Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any other changes in the terms of or conditions to the Offer, provided that without the prior consent of Cypress (which consent may be granted or withheld by Cypress in its sole discretion) (A) the Minimum Condition may not be waived, (B) no change may be made that changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer, amends or adds to the Offer Conditions set forth in “Section 15 — Conditions of the Offer” or amends any other term of the Offer in any manner adverse to the stockholders of Cypress, (C) the expiration date of the Offer may not be extended except as otherwise provided in the Merger Agreement and (D) the Purchaser may not terminate the Offer prior to any scheduled expiration date except in the event that the Merger Agreement is terminated in accordance with its terms.

Extensions of the Offer.  Purchaser will extend the Offer from time to time if at the then-scheduled expiration date of the Offer any of the conditions to the Offer are not satisfied or waived until such conditions are satisfied (other than conditions that by their nature are to be satisfied on the Acceptance Date) or waived. In no event will Purchaser be required to extend the Offer beyond the ninetieth (90th) day following the date of the Merger Agreement (the “End Date”) unless Parent or Purchaser is not then permitted to terminate the Merger Agreement, in which case Purchaser will be required to extend the Offer beyond the End Date. The Merger Agreement further obligates Purchaser to extend the offer (but not beyond the End Date) for any period required by any rule, regulation, interpretation or position of the SEC or The Nasdaq Global Market applicable to the Offer.

The Merger Agreement obligates Purchaser, subject to applicable securities laws and the satisfaction of the conditions set forth in “Section 15 — Conditions of the Offer,” to accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer and validly tendered in the subsequent offering period. The date on which Shares are first accepted for payment pursuant to the Offer is hereinafter referred to as the “Acceptance Date.”

Subsequent Offering Period.  Following expiration of the Offer, Purchaser will, if requested by Cypress, or may, in its sole discretion, provide a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act. Purchaser currently does not intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion.

Directors.  The Merger Agreement provides that upon the acceptance for payment of any Shares pursuant to the Offer, Parent will be entitled to designate the number of directors, rounded up to the next whole number, to the Cypress Board of Directors that is in the same proportion as the percentage of Shares then beneficially owned by Parent and its affiliates to the total number of Shares outstanding. Cypress is required to use its reasonable best efforts to cause individuals designated by Parent to be appointed to the Cypress Board of Directors. Cypress will also, upon Parent’s request, use its reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on each committee of the Cypress Board of Directors and the board of directors of each subsidiary of Cypress that represents the same percentage as individuals designated by Parent represent on the Cypress Board of Directors.

Notwithstanding the foregoing, the Merger Agreement provides that if Parent exercises its right to appoint directors to the Cypress Board of Directors, the Cypress Board of Directors will at all times include at least two Continuing Directors (as defined below) and each committee of the Cypress Board of Directors and the board of directors of each subsidiary of Cypress will at all times include at least one Continuing Director. A “Continuing Director” means a person who is a member of the Cypress Board of Directors as of the date of the Merger Agreement or is a person selected by the Continuing Directors then in office.

Following the election or appointment of Parent’s designees to the Cypress Board of Directors and until the Effective Time, the approval of a majority of the Continuing Directors is required (and such authorization will constitute the authorization of the Cypress Board of Directors) to authorize:

•	any amendment or termination of the Merger Agreement by Cypress;

•	any agreement between Cypress and any of its subsidiaries, on the one hand, and Parent, Purchaser or any of their respective affiliates (other than Cypress and its subsidiaries), on the other hand;

•	the taking of any action by Cypress or any of its subsidiaries that would prevent or materially delay the consummation of the Merger;

•	any extension of the time for performance of obligations or action by Parent or Purchaser under the Merger Agreement; or

•	any waiver of any of Cypress’ rights or remedies under the Merger Agreement.

Top-Up Option.  Pursuant to the Merger Agreement, Cypress has granted to Purchaser an option to purchase from Cypress up to that number of authorized and unissued Shares that, when added to the number of Shares owned by Purchaser at the time of exercise, constitutes one Share more than 90% of the Shares that would be outstanding immediately after the issuance of all Shares to be issued upon exercise of the Top-Up Option, calculated on a fully-diluted basis. The Top-Up Option may be exercised, in whole or in part, only once, at any time during the 10 business day period following the Acceptance Date, or if any subsequent offering period is provided, during the 10 business day period following the expiration date of such subsequent offering period, and only if Purchaser owns as of such time less than 90% of the outstanding Shares. The Top-Up Option, however, may not be exercised:

•	to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved Shares;

•
unless immediately following the exercise of the Top-Up Option, the number of shares of Cypress Common Stock owned in the aggregate by Parent and Purchaser constitutes at least one share more than 90% of the number of shares of Company Common Stock that would be outstanding (calculated on a fully-diluted basis) immediately after the issuance of all shares of Company Common Stock subject to such exercise of the Top-Up Option; or

•	unless the Minimum Condition has been satisfied.

The aggregate purchase price payable for the Shares being purchased by Purchaser pursuant to the Top-Up Option will be in an amount equal to the product of the number of Shares to be purchased and the price paid per Share in the Offer and will be payable (A) in cash, (B) by executing and delivering to Cypress an interest-bearing promissory note having a principal amount equal to the purchase price, or (C) any combination of the foregoing.

The Merger.  The Merger Agreement provides that, at the Effective Time, Purchaser will be merged into Cypress. At that time, the separate existence of Purchaser will cease, and Cypress will be the Surviving Corporation.  Purchaser may substitute a wholly-owned subsidiary of Purchaser as the constituent entity in the Merger.

Under the terms of the Merger Agreement, at the Effective Time each Share then outstanding will be converted into the right to receive cash equal to the price paid per Share in the Offer, without interest (the “Merger Consideration”). Notwithstanding the foregoing, the Merger Consideration will not be payable in respect of (i) Shares held by Cypress as treasury stock, by Parent or any of its subsidiaries and (ii) Shares owned by Company stockholders who properly demand appraisal in accordance with Delaware Law.

The Merger Agreement provides that if, at any time after the Acceptance Date, Parent and its affiliates own at least 90% of the outstanding Shares, Parent, Purchaser and Cypress will take all necessary and appropriate action to cause the Merger to be effected as soon as practicable without a meeting of stockholders of Cypress by way of a short-form merger in accordance with Section 267 of the Delaware Law.

If, however, approval of the stockholders of Cypress is required to adopt the Merger Agreement in accordance with Delaware Law, Cypress has agreed pursuant to the Merger Agreement that it will, among other things, (i) following the Acceptance Date, promptly prepare and file with the SEC a proxy or information statement in connection with the Merger (the “Company Proxy Statement”), (ii) include in Cypress Proxy Statement, except to the extent that the Cypress Board of Directors has effected or effects an Adverse Recommendation Change (as defined below) prior to the Acceptance Date, the recommendation of the Cypress Board of Directors that holders of Shares vote in favor of the adoption of the Merger Agreement, (iii) use its reasonable best efforts to cause Cypress Proxy Statement to be cleared by the SEC and thereafter mailed to its stockholders as promptly as practicable and (iv) cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable after the Acceptance Date for the purpose of voting on the adoption of the Merger Agreement. Pursuant to the Merger Agreement, and in accordance with Delaware Law and Cypress’ certificate of incorporation, if stockholder approval is required to adopt the Merger Agreement, the approval of the holders of not less than a majority of the outstanding Shares, including the Shares owned by Purchaser, will be required.

Stock Options.  The Merger Agreement provides that each option to purchase Shares that is outstanding at the Effective Time, whether or not vested or exercisable, will vest and be canceled, and each holder of an option will be entitled to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such option, multiplied by the number of Shares issuable upon exercise of such option.

Restricted Stock Units.  The Merger Agreement provides that each restricted Share outstanding at the Effective Time will vest (and all restrictions on the restricted Shares will immediately lapse) and will be converted into the right to receive the Merger Consideration, provided, however, that a “specified employee” as such term is defined in Section 409A(a)(2)(B)(i) of the Code, may be entitled to certain delays in the timing of the payments, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences to such holder under Section 409A.

Representations and Warranties.  In the Merger Agreement, Cypress has made customary representations and warranties to Parent, including representations relating to its corporate existence and power, corporate authorization, governmental authorization, non-contravention, capitalization, subsidiaries, absence of certain changes, SEC filings, finders’ fees, the opinion of Cypress’ financial advisor, anti-takeover statutes, the Rights Agreement, and available cash balance as of October 31, 2010. Each of Ramius and Royalty Pharma has made customary representations and warranties to Cypress, including representations relating to its corporate existence and power, corporate authorization, governmental authorization, non-contravention, disclosure documents, finders’ fees, financing and operations of Purchaser.

The representations and warranties in the Merger Agreement will not survive the Acceptance Date.

The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which Purchaser may have the right not to consummate the Offer or a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party prove to be untrue, and allocate risk between the parties, rather than establish matters of fact. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable under the securities laws.

Operating Covenants.  The Merger Agreement obligates Cypress, from the date of the Merger Agreement until the earlier of the Acceptance Date or termination of the Merger Agreement, subject to certain exceptions to, and to cause each of its subsidiaries to, use their respective reasonable best efforts to conduct their businesses in all material respects in the ordinary course consistent with past practices and use their respective reasonable best efforts to preserve intact their present business organizations, keep available the services of their officers, employees and consultants and maintain relationships with their customers, suppliers, licensors, collaborators and others having significant business relationships with them. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of Cypress and its subsidiaries prior to the Acceptance Date, which provide that, subject to certain exceptions, including as contemplated or as permitted by the Merger Agreement, Cypress and its subsidiaries will not take certain actions without the prior consent of Parent, including, among other things: amendments to their organizational documents; splits, combinations or reclassifications of their securities; redemption or repurchase of their securities; dividends and other distributions; issuances or sales of their securities; amendments to the terms of their securities; capital expenditures; loans, advances or capital contributions; acquisitions or dispositions of material assets or property; sales, assignments, licenses or transfers of certain intellectual property; incurrence of indebtedness other than in the ordinary course; creation of material liens; creation of material limitations or restrictions on the business of Cypress; amendment or termination of material contracts; certain increases in compensation or adoption of new benefits plans; settlement of lawsuits; and changes in financial accounting principles or practices or material tax elections.

Access to Information.  Subject to applicable law and certain exceptions, the Merger Agreement provides that until the Effective Time, Cypress will provide Parent, its counsel, financial advisors, auditors and other representatives reasonable access to the properties, offices and books and records of Cypress and its subsidiaries and instruct the employees, counsel, financial advisors, auditors and other representatives of Cypress and its subsidiaries to cooperate with Parent in its investigation of Cypress and its subsidiaries.

No Solicitation.  In the Merger Agreement, Cypress has agreed that neither it nor its subsidiaries will, nor will Cypress or any of its subsidiaries authorize or permit any of their respective officers, directors or employees to (and Cypress and its subsidiaries will use their respective reasonable best efforts to cause their respective counsel, financial advisors, auditors and other agents and representatives not to), directly or indirectly:

•	solicit, initiate or knowingly take any action to encourage or facilitate the making of an Acquisition Proposal (as defined below);

•	participate in any discussions or negotiations with or furnish any information with respect to Cypress or any of its subsidiaries to any third party in connection with an Acquisition Proposal;

•
take any action to render the Rights or Section 203 of the Delaware Law inapplicable to any transaction contemplated by the term “Acquisition Proposal” or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Cypress or any of its subsidiaries; or

•	approve or enter into any agreement (including an agreement in principle, letter of intent, term sheet or other similar instrument) with respect to an Acquisition Proposal.

Notwithstanding the foregoing, if at any time prior to the Acceptance Date, Cypress receives a bona fide written Acquisition Proposal that was not solicited on or after the date of the Merger Agreement, and Cypress is in compliance with its non-solicitation obligations under the Merger Agreement, (i) Cypress and its representatives may contact the third party or parties making such Acquisition Proposal solely for the purpose of clarifying the terms and conditions thereof and (ii) if the Cypress Board of Directors determines in good faith (after considering the advice of its outside legal counsel and financial advisors) that such Acquisition Proposal is or would be reasonably likely to lead to a Superior Proposal (as defined below), Cypress may:

(x) pursuant to a confidentiality agreement with terms no less favorable in the aggregate to Cypress than those contained in the confidentiality agreement between Parent and Cypress, furnish information (including non-public information) relating to Cypress or its subsidiaries to the third party that made an Acquisition Proposal and participate in discussions or negotiations with respect to the Acquisition Proposal, but only if (i) Cypress has notified Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information with respect to Cypress or any of its subsidiaries by a third party that has made or is considering making an Acquisition Proposal or any indication of which Cypress has knowledge that a third party is considering making an Acquisition Proposal (including the identity of the third party and the material terms and conditions of any proposal, request or indication); (ii) Cypress shall notify Parent in writing prior to taking any actions described in (i) through (iii) and keep Parent reasonably informed, on a prompt basis, of the status of, and any material changes in any such proposal, request or indication; and (iii) Cypress promptly provides to Parent any material information furnished to the third party that has not previously been provided to Parent; and

(y) approve and enter into a definitive agreement with respect to a Superior Proposal, but only if (i) Cypress has complied in all material respects with its “no solicitation” obligations described above; (ii) Cypress has notified Parent that the Cypress Board of Directors has determined that the Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal and intends to enter into a definitive agreement with respect to the Superior Proposal and to terminate the Merger Agreement and has attached the most current version of such agreement (including identifying the third party that has made the Superior Proposal); (iii) Parent has not made, within three business days after receipt of the written notice, an offer that the Cypress Board of Directors concludes in good faith (after considering the advice of its outside legal and financial advisors) causes such Acquisition Proposal to cease to be a Superior Proposal and (iv) Cypress terminates the Merger Agreement and pays the termination fee described below.

The Merger Agreement requires Cypress and its subsidiaries to, and to cause their officers, directors and employees (and use their reasonable best efforts to cause their respective counsel, financial advisors, auditors, consultants and other agents and representatives) to cease immediately any and all existing activities, discussions or negotiations, if any, with any person conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal.

“Acquisition Proposal” means any inquiry, proposal or offer from any person or persons (other than Parent and its affiliates) relating to any (i) acquisition of assets of Cypress and its subsidiaries (including securities of subsidiaries) representing 20% or more of Cypress’ consolidated assets or revenues; (ii) acquisition of 20% or more of the outstanding Shares; (iii) tender offer or exchange offer that if consummated would result in any person or entity beneficially owning 20% or more of the outstanding Shares; or (iv) merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving Cypress, in each case, other than the transactions contemplated by the Merger Agreement.

“Superior Proposal” means any Acquisition Proposal (with all percentages in the definition of “Acquisition Proposal” changed to 50%) on terms that the Cypress Board of Directors determines in good faith (after considering the advice of its outside legal and financial advisors and taking into account all the terms and conditions of the Acquisition Proposal) is reasonably likely to be capable of consummation and is more favorable to Cypress’ stockholders from a financial point of view than the Offer and the Merger (after giving effect to any subsequent offer made by Parent in response to such Superior Proposal).

Company Board Recommendation.  Cypress has represented to Parent  in the Merger Agreement that the Cypress Board of Directors, at a meeting duly called and held:

(a) determined that the Merger Agreement and the transactions contemplated in the Merger Agreement are fair to and in the best interests of Cypress’ stockholders;

(b) approved the Merger Agreement and the other transactions contemplated in the Merger Agreement, including the Offer and the Merger, and declared the Merger Agreement advisable, in accordance with the Delaware Law;

(c) adopted resolutions (subject to the Cypress Board of Directors’s right to make an Adverse Recommendation Change as described below) recommending that Company stockholders accept the Offer and adopt the Merger Agreement (each of (a), (b) and (c), collectively, the “Company Board Recommendation”).

The Merger Agreement provides that the Cypress Board of Directors will not fail to make, withdraw or modify in a manner adverse to Parent, the Cypress Board Recommendation or publicly recommend or announce its intention to enter into an agreement (including an agreement in principle, letter of intent or other similar instrument) with respect to any Acquisition Proposal or otherwise take any action or make any statement inconsistent with the Cypress Board Recommendation (collectively, an “Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to the date the stockholders of Cypress approve the Merger Agreement, in response to an Intervening Event, the Cypress Board of Directors may make an Adverse Recommendation Change if it determines in good faith (after considering the advice of its outside legal and financial advisors) that, as a result of such Intervening Event, the failure to take such action would be inconsistent with its fiduciary duties under the Delaware Law. As used in the Merger Agreement, “Intervening Event” means a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Cypress Board of Directors nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal).

The Merger Agreement provides that any “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or other factually accurate public statement by Cypress that, in each case, merely describes Cypress’ receipt of an Acquisition Proposal and the operation of the Merger Agreement with respect thereto and reaffirms the Cypress Board Recommendation will not be deemed to be an Adverse Recommendation Change. Nothing in the Merger Agreement will prevent the Cypress Board of Directors from disclosing any information required to be disclosed under applicable law or from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal (or any similar communication to holders of Shares in connection with the making or amendment of a tender offer or exchange offer). In addition, nothing in the Merger Agreement will prohibit Cypress from taking any action that any court of competent jurisdiction orders Cypress to take.

Director and Officer Liability.  The Merger Agreement provides that the Surviving Corporation will (and Parent will itself as if it were the Surviving Corporation), for six years after the Effective Time, indemnify the current and former officers, directors, employees and employee benefit plan fiduciaries of Cypress or any of its subsidiaries in respect of acts, omissions or events occurring at or prior to the Effective Time to the fullest extent provided by Cypress’ organizational documents or permitted by applicable law, maintain in effect provisions in Cypress’ organizational documents regarding limitations on personal liability of directors and indemnification of, and advancement of expenses to, current and former officers, directors, employees and employee benefit plan fiduciaries and honor Cypress’ obligations to these individuals under indemnification agreements to which Cypress or a subsidiary of Cypress is currently a party. In addition, the Surviving Corporation will (and Parent will itself as if it were the Surviving Corporation), for six years after the Effective Time, maintain Cypress’ current directors’ and officers’ insurance policies and fiduciary liability insurance policies or purchase comparable policies (subject to the limitation that in fulfilling this obligation the Surviving Corporation is not obligated to pay in excess of 300% of the current annual premium paid by Cypress for such policies). The Merger Agreement provides that the Surviving Corporation will (and Parent will itself as if it were the Surviving Corporation) ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, will assume the obligations described above.

Employee Matters.  The Merger Agreement provides that, for a period of one year following the Effective Time, Parent will provide to all employees of Cypress or any of its subsidiaries who continue employment with the Surviving Corporation or any of its affiliates with compensation and benefits that are in the aggregate substantially equivalent to compensation and benefits provided by Cypress and its subsidiaries as in effect immediately prior to the Acceptance Date.

Third Party Consents and Regulatory Approvals.  Parent and Cypress have agreed in the Merger Agreement to (i) use their reasonable best efforts to make as promptly as practicable any required filings with any governmental authority or other third party and furnish all information reasonably required in connection with such filings, (ii) use reasonable best efforts to cause the expiration of any applicable waiting periods, (iii) use reasonable best efforts to obtain any consent, authorization or approval of any private third person required to be obtained by Parent, Purchaser or Cypress or any of their respective subsidiaries in connection with the transactions contemplated by the Merger Agreement; (iv) use reasonable best efforts to prevent the entry of any judgment, injunction, order or decree that would prohibit the consummation of the Offer or the Merger and (v) take any other actions by or with respect to any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement.

None of Parent, Purchaser or Cypress or their respective subsidiaries has any obligation under the Merger Agreement to divest, agree to divest, take or agree to take any other material action or agree to any material limitation or material restriction with respect to any of its respective material businesses, material product lines or material assets.

Conditions to the Offer. See “Section 15 — Conditions of the Offer”

Conditions to the Merger. The obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions:

•	if required by the Delaware Law, the Merger Agreement has been adopted by the stockholders of Cypress;

•
there is no law or judgment, injunction, order or decree of any governmental authority with competent jurisdiction restraining, prohibiting or otherwise making illegal the consummation of the Merger; and

•	Purchaser has purchased Shares pursuant to the Offer.

Termination.  The Merger Agreement may be terminated and the Offer and/or the Merger may be abandoned at any time prior to the Effective Time (notwithstanding approval of the Merger Agreement by the stockholders of Cypress):

(a) by mutual written agreement of Cypress and Parent;

(b) by either Cypress or Parent, if:

(i) the Acceptance Date has not occurred on or before the End Date, provided that the End Date will be extended for an additional thirty (30) days if on the ninetieth (90th) day following the date of the Merger Agreement , none of the conditions described in “Section 15 — Conditions of the Offer” exists other than as a result of the restrictions under applicable antitrust laws (except that this right to terminate the Merger Agreement will not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Acceptance Date to occur on or before such time); or

(ii) if there is a law or final non-appealable judgment, injunction, order or decree of any governmental authority with competent jurisdiction restraining, prohibiting or otherwise making illegal the consummation of the Offer or the Merger;

(c) by Parent, if prior to the Acceptance Date:

(i) an Adverse Recommendation Change has occurred;

(ii) Cypress has intentionally breached its non-solicitation obligations under the Merger Agreement; or

(iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Cypress set forth in the Merger Agreement has occurred that would cause the condition set forth in paragraphs (b)(ii) or (b)(iii) of “Section 15 — Conditions of the Offer” to the Merger Agreement to exist, provided, however, that, if such a breach or failure is curable by the End Date and the breaching or failing party is continuing to exercise its reasonable best efforts to cure such breach or failure, then the other party may not terminate the Merger Agreement under this section (c) (iii) on account of such breach or failure unless such breach or failure remain uncured as of the End Date;

(d) by Cypress, if Parent, Purchaser or any of their respective affiliates has breached in any material respect any of their respective representations and warranties or failed to perform in any material respect any of their respective covenants or agreements set forth in the Merger Agreement, which breach or failure to perform is incapable of being cured by the End Date; or

(e) by Cypress pursuant to the provision described in paragraph (y) under “— No Solicitation” above.

Effect of Termination.  If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no effect with no liability on the part of any party to the other party; provided that, if such termination resulted from the (i) intentional failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) material breach of either party to perform a covenant thereof, such party will be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach.

Termination Fee.  Cypress has agreed in the Merger Agreement to pay Parent a fee in immediately available funds ((x) in the case of a termination of the Merger Agreement described in (i) below by Parent, within two business days after such termination and, in the case of a termination described in (i) below by Cypress, immediately before and as a condition to such termination or (y) in the case of a termination described in (ii) below, within two business days of the occurrence of the last event giving rise to the payment obligation) equal to $5,000,000 if:

(i) the Merger Agreement is terminated by Parent pursuant to the provision described in paragraph (c)(i) or (ii) under “— Termination” above or by Cypress pursuant to the provision described in paragraph (e) under “— Termination” above; or

(ii) the Merger Agreement is terminated by Parent or Cypress pursuant to the provision described in paragraph (b)(i) under “— Termination” above, if after the date of the Merger Agreement and prior to the date of termination, an Acquisition Proposal has been publicly announced or otherwise been communicated to the Cypress Board of Directors or Cypress’ stockholders and not withdrawn and within nine months following the date of such termination, Cypress has entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal or an Acquisition Proposal has been consummated (provided that for purposes of the provision described in this paragraph each reference to “20%” in the definition of Acquisition Proposal will be deemed to be a reference to “50%”).

General Expenses.  Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense.

7.	PRICE RANGE OF THE SHARES; DIVIDENDS.

According to the Cypress Form 10-K for its fiscal year ended December 31, 2009 (the “Cypress 2009 10-K”), the Shares are listed and traded principally on The Nasdaq Global Stock Market under the symbol “CYPB.”  The following table sets forth, for the periods indicated, the high and low sales prices for the Shares on The Nasdaq Global Stock Market as reported in the Cypress 2009 10-K for Cypress’ fiscal years ended December 31, 2008 and December 31, 2009 and as reported in published financial sources for Cypress’ fiscal quarters ended March 31, June 30, 2010 and September 30, 2010.

	High	Low
Calendar Year 2010:
First Quarter	$6.22	$4.72
Second Quarter	5.32	2.25
Third Quarter	3.94	2.06
Calendar Year 2009:
First Quarter	$10.10	$6.78
Second Quarter	9.68	6.70
Third Quarter	9.95	6.85
Fourth Quarter	8.37	5.24
Calendar Year 2008:
First Quarter	$11.09	$6.66
Second Quarter	8.85	6.17
Third Quarter	9.13	5.45
Fourth Quarter	7.41	4.90

On December 14, 2010, the last full trading day before the public announcement of the execution of the Merger Agreement, the closing price of a Share on The Nasdaq Global Stock Market was $5.75. On December 17, 2010, the last full trading day before the date of this Amended and Restated Offer to Purchase, the closing price of a Share on The Nasdaq Global Stock Market was $6.45. On July 16, 2010, the last full trading day before the public announcement of our proposal to acquire all the outstanding Shares for $4.00 per Share in cash, the closing sale price of a Share on The Nasdaq Global Stock Market was $2.50. On September 14, 2010, the last full trading day before the first public announcement of our Offer to acquire Cypress for $4.25 per Share in cash, the closing sale price of a Share on The Nasdaq Global Stock Market was $3.51. Please obtain a recent quotation for the Shares prior to deciding whether or not to tender.

Dividends.  Cypress has never paid any cash dividends on the Shares.  If Purchaser acquires control of Cypress, Purchaser currently intends that no dividends will be declared on the Shares prior to Purchaser’s acquisition of the entire equity interest of Cypress.

8.	EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS; RIGHTS.

If the Offer is successful and the Proposed Merger is consummated, stockholders who do not tender in the Offer (other than those properly exercising appraisal rights available under Delaware law) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer.  Therefore, if the Proposed Merger takes place and a stockholder does not properly perfect its available appraisal rights, the only difference between tendering Shares in the Offer and not tendering Shares in the Offer is that tendering stockholders will be paid earlier.  However, if the Offer is consummated and the Proposed Merger does not take place, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares.  Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be higher or lower than the price paid in the Offer.

Nasdaq Listing.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in The Nasdaq Global Stock Market.  If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued inclusion in The Nasdaq Global Stock Market, the market for the Shares could be adversely affected. According to the published guidelines of The Nasdaq Stock Market LLC, a security must have a minimum bid price of $1, there must be at least 400 beneficial holders and/or holders of record and the security must meet one of three maintenance standards for continued listing on The Nasdaq Global Market. The first maintenance standard requires that there be at least $10 million in stockholders’ equity, at least 750,000 publicly held shares, a market value of at least $5 million for all publicly held shares and at least two registered and active market makers for the shares. The second maintenance standard requires that the market value of listed securities is at least $50 million, there are at least 1.1 million publicly held shares with an aggregate market value of at least $15 million and at least four registered and active market makers for the shares. The third maintenance standard requires that the issuer’s total assets and total revenue each are at least $50 million for the most recently completed fiscal year or two of the three most recently completed fiscal years, there are at least 1.1 million publicly held shares with an aggregate market value of at least $15 million and at least four registered and active market makers for the shares.

If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these standards, quotations on The Nasdaq Global Stock Market will be discontinued.  In the event the Shares were no longer quoted on The Nasdaq Global Stock Market, quotations might still be available from other sources.  The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

On August 19, 2010, Cypress notified The Nasdaq Global Stock Market that it was not in compliance with Nasdaq Marketplace Rule 5605(c)(2)(A), which requires an issuer to, among other things, have an audit committee comprising at least three independent directors, due to the resignation of Jean-Pierre Millon from Cypress’ Board of Directors and his concurrent resignation from the Audit Committee of the Board of Directors.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act.  Such registration may be terminated upon application of Cypress to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares.  The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Cypress to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to Cypress. See Section 12 — “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Approval of the Merger; Appraisal Rights; ‘Going-Private’ Transactions.”  In addition, “affiliates” of Cypress and persons holding “restricted securities” of Cypress may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.  Purchaser intends to seek to cause Cypress to terminate registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer pursuant to the requirements for termination of registration of the Shares.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares.  Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

9.	CERTAIN INFORMATION CONCERNING CYPRESS.

The information concerning Cypress contained in this Amended and Restated Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto.  Neither the Ramius/RP Group nor Purchaser takes responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Cypress to disclose events that may have occurred or may affect the significance or accuracy of any such information, but which are unknown to Purchaser, the Ramius/RP Group or their affiliates, except to the extent required by law.

 According to the Cypress 2009 10-K, Cypress was incorporated in 1981 under the laws of the State of Delaware.  The principal executive offices of Cypress are located at 4350 Executive Drive, Suite 325, San Diego, California 92121 and its telephone number is (858) 452-2323.  Cypress is a pharmaceutical company dedicated to the development of innovative drugs.

Cypress is subject to the informational filing requirements under the Exchange Act and is required to file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information Cypress files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at l-800-SEC-0330 for further information on the public reference room.  Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.  The respective SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Preferred Stock Purchase Rights. The Rights are described in Cypress’ Current Report on Form 8-K, dated September 27, 2010 (the “Cypress 8-K”). The terms of the Rights are set forth in the Rights Agreement. According to the Cypress 8-K, on September 27, 2010, Cypress’ Board of Directors declared a dividend of one Right for each Share outstanding as of September 27, 2010 (and for each Share that becomes outstanding between such date and the Distribution Date (as defined in the Rights Agreement)), payable to stockholders of record on October 8, 2010.  Each Right entitles the registered holder to purchase from Cypress one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of Cypress at a price of $15.00 per one one-hundredth of a Preferred Share, subject to adjustment. Each Preferred Share is designed to be the economic equivalent of 100 Shares. The Rights are transferable only with the Shares until they become exercisable. The Rights will not become exercisable until the Distribution Date and will expire on October 8, 2011, unless earlier redeemed by Cypress.

Pursuant to the Merger Agreement, Cypress has represented that it has taken all action necessary to render the Rights inapplicable to the Offer, the Proposed Merger, the Merger Agreement and the transactions contemplated thereby.

10.	CERTAIN INFORMATION CONCERNING THE RAMIUS/RP GROUP.

Purchaser, Ramius V&O Acquisition LLC, a Delaware limited liability company, is owned by Ramius Value and Opportunity Advisors LLC, a Delaware limited liability company (”Ramius”), Royalty Pharma US Partners 2008, LP, a Delaware limited partnership (“RP US 2008”), Royalty Pharma US Partners, LP, a Delaware limited partnership (“RP US”) and RP Investment Corp., a Delaware corporation (“RP US Corp”).  Ramius Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company (“Value and Opportunity Master Fund”), Ramius Navigation Master Fund Ltd, a Cayman Islands exempted company (“Navigation Master Fund”), Ramius Optimum Investments LLC, a Delaware limited liability company (“ROIL”), Cowen Overseas Investment LP, a Cayman Islands limited partnership (“COIL”), Ramius Enterprise Master Fund Ltd, a Cayman Islands exempted company (“Enterprise Master Fund”), Ramius Advisors, LLC, a Delaware limited liability company (“Ramius Advisors”), Cowen Group, Inc., a Delaware corporation (“Cowen”), RCG Holdings LLC, a Delaware limited liability company (“RCG Holdings”), Ramius LLC, a Delaware limited liability company, C4S & Co., L.L.C., a Delaware limited liability company (“C4S” and together with Ramius, Value and Opportunity Master Fund, Navigation Master Fund, ROIL, COIL, Enterprise Master Fund, Ramius Advisors, Cowen, and RCG Holdings, the “Original Ramius Group”), Royalty Pharma Cayman Partners, LP, a Cayman limited partnership (“RP Cayman”), Royalty Pharma Cayman Partners 2008, L.P., a Cayman limited partnership (“RP Cayman 2008”), Pharmaceutical Investors, LP, a Delaware limited partnership (“Pharma Investors”), Pharma Management, LLC, a Delaware limited liability company (“Pharma Management”) and RP Management, LLC, a Delaware limited liability company (“RP Management” and together with RP US 2008, RP US, RP US Corp, RP Cayman, RP Cayman 2008, Pharma Investors, Pharma Management and RP Management, the “RP Group”).  Purchaser, the Original Ramius Group and the RP Group comprise the members of the Ramius/RP Group.

The principal business of each of Value and Opportunity Master Fund, Navigation Master Fund, ROIL and COIL is serving as a private investment fund.  Enterprise Master Fund is the sole stockholder of Navigation Master Fund.  The principal business of Ramius is acting as the investment manager of Value and Opportunity Master Fund.  The principal business of Ramius Advisors is acting as the investment advisor of each of Navigation Master Fund and Enterprise Master Fund, as the managing member of ROIL and as the general partner of COIL.  Ramius LLC is a Registered Investment Advisors with the SEC engaged in money management and investment advisory services for third parties and proprietary accounts and serves as the sole member of each of Ramius and Ramius Advisors.  Cowen provides alternative investment management, investment banking, research, and sales and trading services through its business units, Ramius LLC and Cowen and Company.  Cowen also serves as the sole member of Ramius LLC.  RCG Holdings is a significant stockholder of Cowen.  C4S serves as managing member of RCG Holdings.

The principal business of each of RP US 2008, RP US, RP Cayman and RP Cayman 2008 is serving as a private investment fund.  RP Cayman and RP Cayman 2008 are the sole stockholders of RP US Corp, which was formed in connection with those funds’ investment in Purchaser.  The principal business of Pharma Investors is acting as the general partner of each of RP US 2008, RP US, RP Cayman and RP Cayman 2008.  The principal business of Pharma Management is acting as the general partner of Pharma Investors.  The principal business of RP Management is acting as the investment manager for each of RP US 2008, RP US, RP Cayman and RP Cayman 2008.

The business address of Purchaser, ROIL, Ramius Advisors, Ramius, Ramius LLC, Cowen, RCG Holdings and C4S is 599 Lexington Avenue, 20th Floor, New York, New York 10022.  The business telephone number of Purchaser, ROIL, Ramius Advisors, Ramius, Ramius LLC, Cowen, RCG Holdings and C4S is (212) 845-7900.  The business address of Value and Opportunity Master Fund, Enterprise Master Fund, Navigation Master Fund and COIL is c/o Citco Fund Services (Cayman Islands) Limited, Regatta Office Park, Windward 1, 2nd Floor, PO Box 31106, Grand Cayman KY1-1205, Cayman Islands.  The business telephone number of Value and Opportunity Master Fund, Enterprise Master Fund, Navigation Master Fund and COIL is (212) 845-7900. The business address of RP US 2008, RP US, RP US Corp, RP Cayman, RP Cayman 2008, Pharma Investors, Pharma Management and RP Management is 110 East 59th Street, New York, New York 10022. The business telephone number of RP US 2008, RP US, RP US Corp, RP Cayman, RP Cayman 2008, Pharma Investors, Pharma Management and RP Management is (212) 883-0200.

The name, business address, principal occupation or employment, five-year employment history and citizenship of each manager, director and executive officer of certain members of the Ramius/RP Group and Purchaser and certain other information is set forth on Schedule I hereto.

Except as set forth elsewhere in this Amended and Restated Offer to Purchase or Schedule I to this Amended and Restated Offer to Purchase: (i) none of the members of the Ramius/RP Group and, to the members of the Ramius/RP Group’s knowledge, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of the Ramius/RP Group or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Cypress; (ii) none of the members of the Ramius/RP Group and, to the members of the Ramius/RP Group’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares during the past 60 days; (iii) none of the members of the Ramius/RP Group and, to the members of the Ramius/RP Group’s knowledge, the persons listed in Schedule I to this Amended and Restated Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Cypress (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Amended and Restated Offer to Purchase, there have been no transactions between the members of the Ramius/RP Group, their subsidiaries or, to the members of the Ramius/RP Group’s knowledge, any of the persons listed in Schedule I to this Amended and Restated Offer to Purchase, on the one hand, and Cypress or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Amended and Restated Offer to Purchase, there have been no contacts, negotiations or transactions between any of the members of the Ramius/RP Group, their subsidiaries or, to the members of the Ramius/RP Group’s knowledge, any of the persons listed in Schedule I to this Amended and Restated Offer to Purchase, on the one hand, and Cypress or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

As of the date hereof, Value and Opportunity Master Fund beneficially owns 3,067,500 Shares, representing approximately 8.0% of the Shares outstanding, Navigation Master Fund beneficially owns 2,549 Shares, representing less than one percent of the Shares outstanding, ROIL beneficially owns 134,951 Shares, representing less than one percent of the Shares outstanding, and COIL beneficially owns 610,000 Shares, representing approximately 1.6% of the Shares outstanding.  Purchaser does not currently beneficially own any Shares.

As the sole stockholder of Navigation Master Fund, Enterprise Master Fund may be deemed to beneficially own the 2,549 Shares beneficially owned by Navigation Master Fund, representing less than one percent of the Shares outstanding.  As the investment advisor of Navigation Master Fund, the managing member of ROIL and the general partner of COIL, Ramius Advisors may be deemed to beneficially own the 747,500 Shares beneficially owned in the aggregate by Navigation Master Fund, ROIL and COIL, representing approximately 1.9% of the Shares outstanding.  As the investment manager of Value and Opportunity Master Fund, Ramius may be deemed to beneficially own the 3,067,500 Shares beneficially owned by Value and Opportunity Master Fund, representing approximately 8.0% of the Shares outstanding.  As the sole member of each of Ramius and Ramius Advisors, Ramius may be deemed to beneficially own the 3,815,000 Shares beneficially owned in the aggregate by Value and Opportunity Master Fund, Navigation Master Fund, ROIL and COIL, representing approximately 9.9% of the Shares outstanding.  As the sole member of Ramius, Cowen may be deemed to beneficially own the 3,815,000 Shares beneficially owned in the aggregate by Value and Opportunity Master Fund, Navigation Master Fund, ROIL and COIL, representing approximately 9.9% of the Shares outstanding.  As a significant stockholder of Cowen, RCG Holdings may be deemed to beneficially own the 3,815,000 Shares beneficially owned in the aggregate by Value and Opportunity Master Fund, Navigation Master Fund, ROIL and COIL, representing approximately 9.9% of the Shares outstanding.  As the managing member of RCG Holdings, C4S may be deemed to beneficially own the 3,815,000 Shares beneficially owned in the aggregate by Value and Opportunity Master Fund, Navigation Master Fund, ROIL and COIL, representing approximately 9.9% of the Shares outstanding.

11.	BACKGROUND OF THE OFFER.

In late 2008, James Reddoch, Ph.D., Executive Vice President, Head of Research and Investments for RP Management contacted Sabrina Martucci Johnson, Vice President and Chief Financial Officer of Cypress, to explore whether Cypress had any interest in selling its royalty interest in Savella to an entity affiliated with RP Management.  On January 13, 2009, Mr. Reddoch and Ms. Johnson met, during which meeting Mr. Reddoch expressed RP Management’s interest in potentially acquiring the Savella royalty and the parties discussed such a transaction in general terms.  On January 16, 2009, Mr. Reddoch sent Ms. Johnson an email communicating RP Management’s interest in engaging in further more detailed discussions regarding a potential sale of the Savella royalty.

On August 21, 2009, Mr. Reddoch contacted Jay D. Kranzler, M.D., Ph.D., Chairman and Chief Executive Officer of Cypress, and Ms. Johnson suggesting that the parties meet to engage in further discussions regarding a potential sale of the Savella royalty.  Due to scheduling conflicts, this meeting never occurred.  On October 28, 2009, Mr. Reddoch and Ms. Johnson spoke via telephone.  In that conversation, Mr. Reddoch reiterated RP Management’s interest in acquiring the Savella royalty and the parties discussed such a transaction in general terms.  On November 10, 2009, Mr. Reddoch sent an email to Ms. Johnson following up on their prior conversation.  On November 13, 2009, Ms. Johnson responded by email that Cypress did not want to pursue a potential sale of the Savella royalty and the parties terminated discussions.

Between May 27, 2010 and July 15, 2010, representatives of the Original Ramius Group attended certain investor presentations and conferences held by Cypress and met with members of Cypress’ management, including Dr. Kranzler and Ms. Johnson, and discussed, among other things, Cypress’ current strategic plan involving early-stage acquisitions and certain recent transactions, including the license agreement with BioLineRx Ltd. in connection with the BL-1020 drug, the acquisition of Proprius and the co-promotion of Savella® with Forest Laboratories (the “Co-Promote”).

On July 19, 2010, the Original Ramius Group filed a Schedule 13D with the SEC indicating it owned 3,815,000 Shares as of July 16, 2010, representing approximately 9.9% of Cypress’ issued and outstanding Shares.  The Original Ramius Group subsequently filed amendments to the Schedule 13D on each of July 22, 2010, August 6, 2010 and August 12, 2010.

On July 19, 2010, the Original Ramius Group delivered a letter (the “July 19 Letter”) to Cypress’ Board of Directors outlining an offer to acquire all of the outstanding Shares that the Original Ramius Group did not already own for $4.00 per Share in cash (the “Acquisition Offer”).  The Acquisition Offer described in the July 19 Letter represented a 60% premium over the July 16, 2010 closing price and a 74% premium over the average closing price since the acquisition of BioLineRx’s BL-1020 drug.   The Original Ramius Group also stated in the July 19 Letter that it would be willing to consider an acquisition structure that would allow management to continue the development of the recently acquired BL-1020, if it were able to fund the required financing for the Phase IIb trial itself or from a third party financing source.  The letter stated that under this proposed structure, management and third party financing could retain a 50% interest in BL-1020, with the other 50% interest retained on a pro-rata basis by Cypress’ existing stockholders.  The Original Ramius Group stated in the letter that it believed that this structure would provide stockholders with immediate liquidity through an all-cash acquisition at a significant premium to the current stock price and provide stockholders with an opportunity to retain future upside potential from the development of BL-1020 without stockholders funding the risk.

 In the July 19 Letter, the Original Ramius Group also called on Cypress’ Board of Directors to stop blindly following a management team that continued to destroy stockholder value by making increasingly risky investments with stockholder money and to immediately hire a reputable investment bank to evaluate the Original Ramius Group’s Acquisition Offer and to formally explore a sale of Cypress to maximize the value for all stockholders.  The Original Ramius Group implored the Board to cease and desist from approving any further acquisitions and from entering into, or seeking or proposing to enter into, any further material transactions, licensing agreements or business combinations that could jeopardize the ability of stockholders to realize full and fair value for their investment.  The Original Ramius Group also questioned whether the members of Cypress’ Board of Directors had breached their respective fiduciary duties to stockholders by continuing to approve highly speculative, overpriced, and value-destroying acquisitions that serve only to further entrench the existing management team and the Board of Directors.

On July 22, 2010, Value and Opportunity Fund delivered to Cypress a letter (the “July 22 Demand”) demanding, pursuant to Section 220 of the DGCL, inspection of certain of Cypress’ Books and Records (as defined therein).  The Books and Records demanded in the July 22 Demand related to, without limitation, certain decisions made by Cypress’ Board of Directors and management, particularly with respect to Cypress’ license agreement with BioLineRx Ltd.

In a letter dated July 29, 2010, Cypress rejected in its entirety the July 22 Demand.

On August 3, 2010, Cypress entered into a letter agreement (the “Letter Agreement”) with Forest Laboratories Holdings Limited (f/k/a Forest Laboratories Ireland Limited) (“Forest”) pursuant to which Cypress and Forest agreed to amend the License and Collaboration Agreement dated January 29, 2004 previously entered into between the parties (the “License and Collaboration Agreement”).  Pursuant to the Letter Agreement, Cypress discontinued its rights under its agreement with Forest to co-promote Savella® (the “Co-Promote”).   Forest agreed to pay to Cypress a one-time payment of $2.0 million to help facilitate the transition and Cypress retained all other rights and obligations under the License and Collaboration Agreement, including its royalty on Savella® sales.

On August 5, 2010, the Original Ramius Group received a letter from the Board informing the Original Ramius Group that the Board of Directors had unanimously decided not to accept the Original Ramius Group’s Acquisition Offer.

On August 5, 2010, the Original Ramius Group delivered a letter (the “August 5 Letter”) to the Board of Directors highlighting its serious concerns regarding Cypress’ announced discontinuation of the Co-Promote.  In the August 5 Letter, the Original Ramius Group questioned why Cypress’ Board of Directors entered into a transaction to discontinue the Co-Promote for only $2 million without first receiving advice from the two investment banking advisors it had engaged on the value and strategic merits of the Co-Promote and the impact of its termination on the Original Ramius Group’s Acquisition Proposal or other strategic alternatives available to Cypress.  The Original Ramius Group also again implored the Board of Directors to refrain from taking further actions or entering into any further transactions at that time.

Additionally, the Original Ramius Group stated in the August 5 Letter that it expected the Board of Directors to fulfill its fiduciary responsibility by fully evaluating the Original Ramius Group’s Acquisition Offer of $4.00 per share, which represented a 60% premium to the closing price of the Shares on the day prior to the announcement of its acquisition offer.   Ramius went on to say that it was willing to work with Cypress to consummate a transaction in one of two ways; (1) by entering into a definitive agreement with Cypress to purchase Cypress for a fully financed and agreed upon price that would allow for a “go shop” period such that Cypress could fulfill its fiduciary duty to determine if there were higher offers from other bidders; or (2) by participating in a formal auction process alongside other potential acquirers.

On August 5, 2010, Value and Opportunity Fund delivered to Cypress a letter (the “August 5 Demand”) demanding, pursuant to Section 220 of the DGCL, inspection of certain of Cypress’ Books and Records (as defined therein).  The Books and Records in the August 5 Demand related to, without limitation, certain decisions made by the Board of Directors and management, particularly with respect to the termination of the Co-Promote.  The August 5 Demand was separate and distinct from the prior July 22 Demand.

On August 11, 2010, the Original Ramius Group delivered a letter (the “August 11 Letter”) to the Board of Directors expressing that it remained committed to pursuing an acquisition of Cypress and was willing to consider raising the value of its acquisition proposal in the event that the Original Ramius Group was granted limited due diligence and Cypress agreed to negotiate in good faith to consummate a transaction.  The Original Ramius Group further stated that it believed Cypress’ current strategy would destroy significant stockholder value and criticized Cypress for hiding behind self-serving and inaccurate statements concerning the Original Ramius Group’s proposal.

The August 11 Letter further stated that the Original Ramius Group had heard from several stockholders who want maximum value for their shares now through a negotiated transaction and would prefer for Cypress to explore a sale rather than have management continue with its current strategy.  The Original Ramius Group concluded the August 11 Letter by stating that it remained ready, willing and able to engage in meaningful negotiations with Cypress to structure a transaction that would maximize value for all stockholders.

The Cypress Board  of directors delivered a letter dated August 17, 2010 to the Original Ramius Group again declining to accept the Original Ramius Group’s Acquisition Offer and announcing Daniel H. Petree as the new lead independent director.

On August 18, 2010, Cypress announced the resignation from the Board of Directors of Jean-Pierre Millon, effective immediately, due to “a difference of opinion with respect to the timing of the execution of [Cypress’] strategy.”

On or about August 18, 2010, Value and Opportunity Fund filed a complaint (the “Complaint”) in the Court of Chancery of the State of Delaware against Cypress seeking certain of Cypress’ Books and Records (as defined therein) pursuant to Section 220 of the DGCL.  Value and Opportunity Fund filed the Complaint after Cypress rejected Value and Opportunity Fund’s demands for Cypress Books and Records relating to Cypress’ decision to: (a) enter into an exclusive North American license to develop and commercialize an antipsychotic drug owned by BioLineRx Ltd.; and (b) terminate the Co-Promote (collectively, the “Transactions”).  The Complaint alleges, among other things, that the Original Ramius Group is entitled to inspect the Books and Records to investigate potential mismanagement, wrongdoing and/or waste of corporate assets in connection with the Transactions.

On August 19, 2010, Cypress notified The Nasdaq Stock Market that it was not in compliance with Nasdaq Marketplace Rule 5605(c)(2)(A), which requires an issuer to, among other things, have an audit committee comprising at least three independent directors, due to the resignation of Mr. Millon from the Board and from the Audit Committee of the Board.

On August 25, 2010, the Original Ramius Group sent a letter (the “August 25 Letter”) to the newly appointed lead independent director expressing its concerns regarding the abrupt resignation from the Board of former lead independent director Jean-Pierre Millon and the further concentration of control of Cypress with two individuals, Jay Kranzler and Daniel H. Petree.  The August 25 Letter detailed that Mr. Petree already served as the sole member of the Finance Committee, giving him the sole authority to evaluate, review, facilitate and approve the selection and engagement of financial advisors in connection with strategic transactions, licenses, joint ventures, acquisitions and other similar transactions, and that Mr. Petree and Dr. Kranzler, the CEO of Cypress, were the only two members of the Strategic Committee, which meets with and advises management as Cypress considers product licensing, potential acquisitions and other strategic opportunities.  In the August 25 Letter, the Original Ramius Group noted the error of concentrating control of Cypress with just two members of a seven person board in the midst of an acquisition proposal, when it is most important for the Board to act independently of management.

Additionally, the Original Ramius Group noted in the August 25 Letter that the fact that Mr. Millon felt compelled to resign from the Board of Directors called into serious question the Board of Director’s true independence and balance.  The Original Ramius Group expressed its opinion that a director expressing a differing view was forced to relinquish his leadership role on the Board and subsequently chose to resign from the Board, and that, at best, this demonstrates an unhealthy board environment and, at worst, it is symptomatic of a truly dysfunctional board that continued to act without regard to the best interests of stockholders.  The Original Ramius Group concluded the August 25 Letter by confirming its commitment to pursue an acquisition of Cypress, repeating its willingness to consider raising the value of the Original Ramius Group’s Acquisition Offer in the event the Original Ramius Group was granted limited due diligence and Cypress agreed to negotiate in good faith and requesting an in-person meeting with any or all of the continuing independent members of the Board.

On August 26, 2010, Cypress entered into a license and development agreement (the “License and Development Agreement”) with Alexza Pharmaceuticals, Inc. (“Alexza”), pursuant to which Cypress obtained an exclusive worldwide license from Alexza under certain patents and know-how to Alexza’s Staccato nicotine technology.   As consideration for the license, Cypress made an upfront payment of $5.0 million to Alexza.  In addition, following the completion of certain clinical milestones relating to the Staccato nicotine technology, Cypress will be obligated to pay to Alexza an additional technology transfer payment of $1.0 million in consideration for the transfer to Cypress by Alexza of certain additional know-how and materials relating to the technology then in Alexza’s possession. Cypress is obligated to reimburse Alexza’s costs and expenses to conduct activities under a development plan agreed upon by the parties and to use commercially reasonable efforts to research, develop and commercialize the product.  Cypress disclosed that it anticipates that it will spend approximately $4.0 million in connection with the development of the Staccato nicotine technology during 2010 and that it will spend approximately $7.0 million in connection with the development of the Staccato nicotine technology during 2011.

Also, on August 26, 2010, Cypress disclosed that it had completed the acquisition of Marina Biotech, Inc.’s (“Marina”) carbetocin development program pursuant to an asset purchase agreement dated August 25, 2010 (the “Asset Purchase Agreement”). The assets purchased under the Asset Purchase Agreement included intellectual property, product data and contracts related to Marina’s carbetocin development program for the treatment of the core symptoms of autism.  Cypress disclosed that it made an initial payment of $750,000 to Marina as a portion of the purchase price. Following successful completion of specified patent issuance and late-stage development and commercial events relating to the carbetocin program, Cypress will be obligated to pay to Marina additional milestones of up to $27 million in the aggregate. In the event that Cypress commercializes a product containing carbetocin, Marina will be entitled to receive a percentage of net sales so long as a valid claim of an issued patent within the purchased assets exists, which obligation will terminate upon the entry of a generic product.

On September 2, 2010, Mr. Petree, Cypress’ lead independent director, and Jeffrey Smith, the Partner Managing Director of Ramius, spoke by telephone to discuss the Original Ramius Group's concerns with respect to the activities and direction of Cypress.

On September 10, 2010, RP Management sent a letter to the Board of Directors of Cypress expressing RP Management’s interest in acquiring the Savella royalty.

On September 14, 2010, RP Management sent a further letter to the Board of Directors of Cypress reiterating its interest in acquiring the Savella royalty.  In its September 14, 2010 letter, RP Management indicated that it would be acting as a financing source in the $4.25 per share tender offer for Cypress shares that Ramius would be launching the following day.

On September 15, 2010, Value and Opportunity Fund delivered to Cypress a letter (the “Stocklist Demand”) demanding, pursuant to Section 220 of the DGCL, inspection of certain stocklist materials of Cypress for the purpose of communicating with stockholders in connection with the Offer.

On September 15, 2010, Value and Opportunity Fund delivered to Cypress a letter (the “Rule 14d-5 Demand”) demanding pursuant to Rule 14d-5 under the Exchange Act (“Rule 14d-5”) inspection of certain stocklist materials of Cypress.  In the Rule 14d-5 Demand, Value and Opportunity Fund agreed to comply with the provisions of paragraph (f) of Rule 14d-5 and elected pursuant to paragraph (f)(1) of Rule 14d-5 to disseminate amendments disclosing material changes to the Purchaser’s tender offer materials pursuant to Rule 14d-5.

On September 16, 2010, Value and Opportunity Fund received a letter from Cypress (the “Stocklist Rejection Letter”) in which Cypress (i) elected to comply with the provisions of paragraph (b) of Rule 14d-5 and (ii) rejected the Stocklist Demand on the grounds that Value and Opportunity Fund did not have a valid proper purpose for the Stocklist Demand under Section 220 of the DGCL.

On September 20, 2010, Value and Opportunity Fund filed a complaint (the “Stocklist Complaint”) in the Court of Chancery of the State of Delaware seeking an order compelling Cypress to provide Value and Opportunity Fund with the materials requested in the Stocklist Demand.  The Complaint alleged, among other things, that Cypress’ position set forth in the Stocklist Rejection Letter is contrary to settled Delaware law and, accordingly, Value and Opportunity Fund is entitled to inspect Cypress’ stocklist materials.

On September 22, 2010, Value and Opportunity Fund received a letter from Cypress’ counsel stating that Cypress was willing to comply with the Stocklist Demand.  Value and Opportunity Fund subsequently withdrew the Stocklist Complaint.

On September 28, 2010, Cypress announced that on September 27, 2010, it had entered into a Rights Agreement (the “Rights Agreement”) with American Stock Transfer & Trust Company, LLC, as Rights Agent and had declared a dividend of one preferred share purchase right (a “Right”) for each outstanding Share, payable to stockholders of record on October 8, 2010 (the “Rights Record Date”).  The Rights will also attach to new Shares issued after the Rights Record Date.  Each Right entitles the registered holder to purchase from Cypress one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of Cypress at a price of $15 per one one-hundredth of a Preferred Share, subject to adjustment. Each Preferred Share is designed to be the economic equivalent of 100 Shares.  The Rights specifically permit an acquisition of Shares by the Purchaser pursuant to the Offer if the Purchaser shall have acquired in the Offer such number of Shares that represent, together with the Shares owned by the Original Ramius Group at the commencement of the Offer, 90% of the then-outstanding Shares on a fully diluted basis at a price of not less than $4.25 per Share and prior to such acquisition shall have irrevocably committed to a merger of Cypress as promptly as practicable in which merger all remaining Shares will be converted into the right to receive the same consideration paid in the Offer.

 On September 28, 2010, Cypress issued a press release and filed a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the Offer (the “Cypress 14D-9”) with the SEC, announcing its Board of Directors’ recommendation that Cypress’ stockholders reject the Offer and not tender Shares in the Offer. In the press release, Cypress further announced that its Board of Directors determined to engage in a broad evaluation of Cypress’ strategic alternatives, with the assistance of its financial advisors, to maximize value for all Cypress stockholders.

On September 30, 2010, the Original Ramius Group delivered a letter to the Board of Directors in which, among other things, it expressed concerns about the legitimacy and authenticity of Cypress’ planned evaluation of strategic alternatives in light of certain inconsistent statements made by Cypress’ management and Board of Directors surrounding Cypress’ announcement.  The Original Ramius Group further stated that a “broad evaluation of strategic alternatives” is extremely vague and raises serious questions as to whether the Cypress’ Board of Directors will fully consider, without bias, a sale of Cypress during the process.

On September 30, 2010, a representative of Cypress contacted a representative of Ramius to discuss the Offer and the possibility of Ramius conducting due diligence on certain non-public information regarding Cypress.  From October 1, 2010 to October 8, 2010, counsel to Cypress and to Ramius negotiated a confidentiality agreement allowing Cypress to access such non-public information.  The parties entered into the confidentiality agreement on October 8, 2010.

On October 8, 2010, Cypress entered into an asset purchase agreement under which Exagen Diagnostics, Inc. acquired Cypress’ diagnostic business for a total of up-to $8 million in upfront and milestone payments, with additional future payments in the form of royalties on product sales.

On October 11, 2010, Ramius and Purchaser announced an extension of the Expiration Date of the Offer until 12:00 Midnight, New York City time on November 10, 2010.

On October 14, 2010, RP Management and Cypress entered into a confidentiality agreement and RP Management was provided with access to an electronic data room for the purposes of its diligence review.  Commencing on October 22, 2010 through early December, representatives of RP Management and Cypress engaged in multiple conversations, communications and meetings in connection with RP Management’s diligence review of Cypress and its assets.

On October 25, 2010, representatives of the Ramius/RP Group met with representatives of Jefferies & Company, Inc., a financial advisor engaged by Cypress, and Jay D. Kranzler and Michael Hufford, the Chief Executive Officer and VP, Clinical Development of Cypress, respectively, to discuss various aspects of Cypress’ operations and its pipeline products.

On November 2, 2010, representatives of the Ramius/RP Group discussed the Royalty and various financial and tax issues related to Cypress with Ms. Johnson.

On November 4, 2010, the Ramius/RP Group confirmed its Offer at $4.25 per share via a written non-binding proposal to Cypress and indicated a willingness to increase the Offer to $4.60 per share.

On November 16, 2010, representatives of the Ramius/RP Group discussed Cypress’ pipeline programs with Dr. Kranzler and Dr. Hufford.

Also, on November 16, 2010, representatives of the Ramius/RP Group discussed the data presented by Cypress employees at the 2010 Annual Meeting of American College of Rheumatology and other questions about the Royalty with Dr. R. Michael Gendreau.

On or about November 17, 2010, representatives of the Ramius/RP Group met with Ms. Johnson and Cypress’ legal advisors to discuss the pipeline contracts.

On November 18, 2010, representatives of the Ramius/RP Group met with Ms. Johnson and representatives of Ernst & Young, LLP, Cypress’ independent accountant, to discuss tax issues, including net operating loss issues, relating to Cypress.

On or around December 1, 2010, Cypress indicated to the Original Ramius Group that an offer price of $4.60 per share would not be acceptable, and that the Original Ramius Group would need to substantially increase its offer to be competitive with bids from other bidders.

On December 3, 2010, representatives of the Ramius/RP Group met telephonically with representatives of Perella, Cypress’ financial advisors, and discussed the potential acquisition of Cypress by the Ramius/RP Group, including a potential increase in the Offer price to $4.75 per share.  On December 6, 2010, representatives of the Purchaser again met telephonically with representatives of Perella and discussed the potential acquisition of Cypress by the Purchaser, including, among other matters, a potential increase in the Offer price to $5.15 per share.

On December 8, 2010, Ramius and certain of its affiliates entered into a commitment letter with RP Management and certain of its affiliates, pursuant to which the prior commitment of Royalty Pharma Finance Trust to provide debt financing to the Purchaser was terminated and RP Management and certain of its affiliates agreed to provide up to approximately $231 million of equity financing to Purchaser, among other matters.

On December 10, 2010, the Ramius/RP Group announced an extension of the Expiration Date of the Offer until 12:00 Midnight, New York City time on December 17, 2010.

Also, on December 10, 2010, Purchaser delivered a letter (the “December 10 Letter”) to Cypress’ Board of Directors outlining its willingness to acquire all of Cypress’ outstanding Common Stock not already owned by the Ramius/RP Group in a negotiated transaction for $5.50 per share (the “Revised Offer”). The December 10 Letter stated that the Revised Offer was conditioned upon Cypress commencing exclusive negotiations with Purchaser and Ramius no later than December 10, 2010 and entering into a definitive merger agreement no later than December 12, 2010. The December 10 Letter also stated that affiliates of RPFT have indicated that they are prepared to provide financing for the Revised Offer, provided such conditions are met, but stated that such financing is not subject to due diligence or any other material condition.

The December 10 Letter further stated that the terms of the Revised Offer would include the following: (1) an all cash offer of $5.50 per share, (2) that the financing condition of the Offer would be removed, including any requirements for future due diligence, (3) a Cypress-friendly second-step merger agreement with limited representations and warranties, (4) that Purchaser would be willing to close the Revised Offer as soon as legally permissible and (5) that Purchaser is willing to provide a broad fiduciary out in the Revised Offer merger agreement for any higher or better offer received prior to the closing of the Revised Offer, with a break-up fee on the low end of fairness, i.e., 2% of transaction value.

Purchaser concluded the December 10 Letter by stating it believes Cypress stockholders are expecting the Board of Directors to bring the strategic alternatives process to a prompt conclusion with a transaction that provides a high degree of certainty that stockholders will receive immediate full and fair value for their shares, and that the benefits of the Revised Offer should be clear to all concerned.

Between December 11, 2010 and December 13, 2010, the Ramius Group and RP Management, negotiated the terms of a definitive merger agreement with Cypress and in connection therewith increased the offer to acquire all of Cypress' outstanding Common Stock to $6.00 per share in cash (the “Revised Negotiated Offer”).  The Ramius Group and RP Management were informed on the night of December 13, 2010 that Cypress’ Board of Directors had rejected its offer and that Cypress had decided to pursue an alternative transaction with a third party.

On December 14, 2010, the Purchaser issued a press release announcing that Cypress had rejected its fully financed Revised Negotiated Offer.  The press release stated that Ramius and RP Management believed that Cypress was considering a less certain, alternative transaction with a third party. The press release additionally stated that Purchaser intended to promptly amend the Offer to increase the Offer Price to $6.00 per share in cash and, among other things, to eliminate the RP Financing Condition.  In the press release, Ramius urged Cypress’ Board of Directors to carefully consider their fiduciary duties to Cypress’ stockholders and to give stockholders an opportunity to choose which transaction they prefer, including, in particular, not to agree to any break-up fee with a third party or any other terms disadvantageous to Ramius or Cypress’ stockholders.

Also on December 14, 2010, the members of the RP Group were admitted as members of the Ramius/RP Group and agreed to provide equity capital contributions of approximately $231 million to Purchaser in order to enable Purchaser to fund the tender offer price.  Concurrently, the commitment to purchase loan notes commitment letter, dated September 14, 2010, between Ramius and RP Management relating to the potential debt financing of the Offer was terminated.

Also, on December 14, 2010, the Ramius/RP Group determined to increase the Revised Negotiated Offer price to $6.50 per share and communicated this increased price to representatives of Cypress.

Also, on December 14, 2010, the Cypress Board of Directors held a meeting to consider the $6.50 per share offer pursuant to the proposed merger agreement negotiated between Cypress and the Ramius/RP Group. After careful consideration, including a thorough review of the Offer at an offer price of $6.50 net per Share in cash with its financial and legal advisers, the Cypress Board of Directors unanimously  (i) amended the rights agreement it had adopted on September 27, 2010 to allow the execution of the Merger Agreement and the performance and consummation of the transactions thereunder, without triggering the separation or exercise of the Rights, (ii) determined that the transactions contemplated by the Merger Agreement are fair to and in the best interests of Cypress and its stockholders, (iii) approved and declared advisable the transactions contemplated by the Merger Agreement and the Top-Up Option, and (iv) recommended that Cypress’ stockholders accept the Offer, tender their shares to Purchaser pursuant to the Offer, and, if required by the DGCL, adopt the Merger Agreement.

On December 14, 2010, the respective parties to the Merger Agreement executed that agreement, and, on December 15, 2010, Purchaser and Cypress issued a joint press release announcing the signing of the Merger Agreement and the increase in the offer price to $6.50 per Share in cash and announcing the extension of the expiration date of the Offer to Midnight, New York City time, on January 5, 2010.

On December 16, 2010, Value and Opportunity Fund voluntarily dismissed its Complaint against Cypress filed on or about August 18, 2010 in the Delaware Court of Chancery.

12.	PURPOSE OF THE OFFER AND THE PROPOSED MERGER; STATUTORY REQUIREMENTS; APPROVAL OF THE MERGER; APPRAISAL RIGHTS; “GOING-PRIVATE” TRANSACTIONS.

General.  The purpose of the Offer is to enable Purchaser to acquire control of, and ultimately acquire the entire equity interest in, Cypress. Pursuant to the Merger Agreement, effective upon the acceptance for payment of any Shares pursuant to the Offer, Parent is entitled to representation on Cypress’ Board of Directors and to seek to consummate the Proposed Merger. If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Cypress Board of Directors in proportion to the Share ownership of Purchaser and its affiliates following such purchase. Purchaser currently intends, promptly after consummation of the Offer, to exercise the right and to designate certain directors and executive officers of Purchaser to serve as directors of Cypress. The foregoing information and certain other information contained in this amended and restated Offer to Purchase, the Amended Schedule 14D-9 being mailed to stockholders and certain other materials are being (or will be) provided in accordance with the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. In addition, if Purchaser purchases Shares pursuant to the Offer, Purchaser will seek to consummate the Proposed Merger as soon as practicable thereafter. See Section 6 — “The Merger Agreement.”

At the effective time of the Proposed Merger, each Share that is issued and outstanding immediately prior to the effective time of the Proposed Merger (other than Shares owned by the Ramius/RP Group and Shares owned by stockholders who perfect any available appraisal rights under Delaware Law) would be converted into the right to receive an amount in cash equal to the price paid per Share pursuant to the Offer.

Following the consummation of the Proposed Merger, we intend to transfer the Royalty to RPFT. After the transfer of the Royalty to RPFT, we intend to liquidate the remaining assets of Cypress and distribute the proceeds among the members of the Ramius/RP Group.

The Proposed Merger.  Under the DGCL as currently in effect, if Purchaser acquires, pursuant to the Offer or otherwise (including as a result of the exercise of the Top Up Option), at least 90% of the outstanding Shares, Purchaser would be able to effect the Proposed Merger without a vote of Cypress’ Board of Directors or Cypress’ stockholders.  However, if Purchaser does not acquire at least 90% of the outstanding Shares and Purchaser reduces or waives the Minimum Tender Condition, then under the DGCL as currently in effect, the Proposed Merger would require the adoption of the Merger Agreement by Cypress’ Board of Directors and the approval of the holders of a majority of the outstanding Shares.  Purchaser intends to vote all Shares acquired by it in favor of the Proposed Merger, and if Purchaser acquires a majority of the outstanding Shares pursuant to the Offer or otherwise, it would have sufficient Shares to approve such a transaction without the affirmative vote of other stockholders.  The treatment of Shares held by Cypress’ stockholders who properly perfect their appraisal rights if the Proposed Merger does take place is discussed in “Appraisal Rights” below.

The exact timing and details of the Proposed Merger will depend on a variety of factors and legal requirements, the number of Shares, if any, acquired by Purchaser pursuant to the Offer, and whether the Minimum Tender Condition and the Antitrust Condition, and all other conditions set forth in Section 15 –“Conditions to the Offer”, are satisfied or waived.  There can be no assurance that the Proposed Merger will be consummated or as to the timing of the Proposed Merger if it is consummated. See Section 12 – “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Approval of the Merger; Appraisal Rights; ‘Going-Private’ Transactions” and Section 15 – “Conditions to the Offer.”

Set forth below are certain factors that may affect the ability of the Ramius/RP Group to obtain control of Cypress and to cause Cypress to consummate the Proposed Merger.

Statutory Requirements; Approval of the Proposed Merger. Under the DGCL, if we acquire, pursuant to the Offer or otherwise (including as a result of the exercise of the Top-Up Option), at least 90% of the outstanding Shares, we would be able to effect the Proposed Merger without a vote of Cypress’ stockholders. If we do not acquire at least 90% of the outstanding Shares, the Merger Agreement must be adopted by Cypress’ stockholders. Adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding Shares. Thus, if the Minimum Condition is satisfied and the Offer is completed, we would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other stockholder of Cypress.

Cypress has represented to us in the Merger Agreement that the execution and delivery of the Merger  Agreement  and the  consummation  of the  transactions  contemplated thereby,  including  the  Offer  and the  Proposed Merger,  have  been  duly and  validly authorized  and  approved  by the  Cypress Board of Directors and  that  such  approval  is sufficient to exempt the Offer, the Proposed Merger, the Merger Agreement and the transactions contemplated thereby from the restrictions on business combinations under Section 203 of the DGCL. Cypress has additionally represented that, except for Section 203 of the DGCL, no other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to the Merger Agreement or any of the transactions contemplated hereby. Cypress has also represented to us that no other corporate proceedings on the part of Cypress are necessary to authorize the execution and  delivery  of  the  Merger  Agreement  or  to  consummate  the  transactions contemplated  thereby,  other than any requisite approval of the Proposed Merger by the stockholders of Cypress, if necessary, in accordance with the Delaware Law.

Appraisal Rights.  Stockholders of Cypress do not have appraisal rights as a result of the Offer.  However, if a merger (including, without limitation, the Proposed Merger) involving Cypress is consummated on the terms currently contemplated, stockholders of Cypress who have neither voted in favor of the Proposed Merger nor consented thereto in writing, and who otherwise under the DGCL comply with the applicable statutory procedures, will be entitled to obtain a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with interest, if any, or the amount determined to be fair value (all such Shares collectively, the “Dissenting Shares”). Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares.  Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration paid in the Proposed Merger.  Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the highest price paid per Share pursuant to the Offer, without interest.

Any stockholder may withdraw his demand for appraisal and accept the consideration offered in Proposed Merger by delivering to the surviving corporation a written withdrawal of such stockholder’s demand for appraisal in accordance with the relevant provisions of the DGCL.  Any such attempt to withdraw made more than 60 days after such effective date will require approval of the surviving corporation of the Proposed Merger.  Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his demand for appraisal and accept the consideration offered in the Proposed Merger within 60 days after the effective date.

Failure to follow the requirements of Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under the DGCL. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of the DGCL, which will be set forth in their entirety in a notice of appraisal rights that will be included in the proxy statement for the Proposed Merger, unless the Proposed Merger is effected as a short-form merger, in which case they will be set forth in a notice of merger and appraisal rights that will be sent to stockholders who do not sell their Shares in the Offer.

“Going-Private” Transactions.  Rule 13e-3 under the Exchange Act is applicable to certain “going-private” transactions and may under certain circumstances be applicable to the Proposed Merger.  Purchaser does not believe that Rule 13e-3 will be applicable to the Proposed Merger unless the Proposed Merger is consummated more than one year after the termination of the Offer.  If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning Cypress and certain information relating to the fairness of the Proposed Merger and the consideration offered to minority stockholders be filed with the SEC and distributed to minority stockholders before the consummation of any such transaction.

The foregoing discussion of certain provisions of the DGCL and the Exchange Act is not a complete description of the DGCL or the Exchange Act or such provisions thereof and stockholders are advised to read the applicable provisions of the DGCL and the Exchange Act.  The foregoing description of the DGCL is qualified in its entirety by reference to the DGCL.

13.	SOURCE AND AMOUNT OF FUNDS.

We will need approximately $229 million to purchase all Shares the Ramius/RP Group does not already own pursuant to the Offer and to pay related fees and expenses.

The entire amount of the funds necessary to pay the offer price for all Shares in the Offer, and to pay all anticipated expenses in connection with the Offer, will be provided by the Ramius/RP Group.

RPFT has over $1.1 billion of unrestricted cash in US bank accounts available to make investments.  RPFT has made over $2 billion in investments since 2006.  RPFT’s outstanding senior indebtedness is rated Ba2/BBB by Moody’s and Standard & Poor’s.

14.	DIVIDENDS AND DISTRIBUTIONS.

As discussed in Section 6 — “The Merger Agreement,” pursuant to the Merger Agreement, without the prior written consent of Purchaser, Cypress has agreed not to (i) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock other than dividends payable by any wholly owned subsidiaries of Cypress, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Cypress securities or any Cypress subsidiary securities; (ii) issue, sell or otherwise deliver, or authorize the issuance, sale or other delivery of, any Cypress securities or any Cypress subsidiary securities, other than (A) the issuance of Shares upon the exercise of Company Stock Options that were outstanding on December 14, 2010 in accordance with the terms of those options on such date, (B) the issuance of Shares pursuant to the Company 401(k) Plan in accordance with the terms thereof, (C) the issuance of Shares upon the vesting of Company Restricted Stock Units and (D) the issuance by any direct or indirect wholly-owned Subsidiary of the Company of Company Subsidiary Securities to the Company or to another direct or indirect wholly owned Subsidiary of the Company; or (iii) amend any term of any security of Cypress or security of a subsidiary (whether by merger, consolidation or otherwise).

15.	CONDITIONS TO THE OFFER.

Pursuant to the Merger Agreement, Purchaser is not required to accept for payment, or pay for, any Shares tendered in the Offer and may, in certain circumstances and subject to the Merger Agreement, terminate the Offer if:

(a) prior to the expiration of the Offer, (i) the Minimum Condition or Antitrust Condition; or

(b) at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions exists:

(i) there is a law or judgment, injunction, order or decree of any governmental authority with competent jurisdiction restraining, prohibiting or otherwise making illegal the consummation of the Offer or the Proposed Merger;

(ii) (A) the representations and warranties of Cypress contained in the second sentence of Section 4.05(a) of the Merger Agreement shall not be true and correct in all but de minimis respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (and not the time specified in that sentence) other than as of a result of the fact that previously disclosed options or convertible securities have been exercised or converted or (B) the other representations and warranties of Cypress contained in the Merger Agreement (disregarding all materiality and Company Material Adverse Effect (as defined below) qualifications contained therein) shall not be true and correct at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), except, in the case of clause (B) only, for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(iii) Cypress shall have failed to perform in all material respects all of its obligations to be performed or complied with by it under the Merger Agreement prior to such time;

(iv) Cypress shall have failed to deliver to the Ramius/RP Group a certificate signed by an executive officer of Cypress dated as of the date the Offer expires certifying that the conditions specified in clauses (b)(ii) and (b)(iii) above do not exist;

(v) the Merger Agreement has been terminated in accordance with its terms; or

(vi) since December 14, 2010, there shall have occurred any change, event, circumstance or effect which has had or would reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

As used in the Merger Agreement, “Company Material Adverse Effect” means a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of Cypress and its subsidiaries, taken as a whole, or (ii) Cypress’ ability to consummate the transactions contemplated by the Merger Agreement, excluding, in each case of (i) and (ii), any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States, (B) changes (including changes of law or regulation) or conditions generally affecting the industry in which Cypress and its subsidiaries operate and not specifically relating to or having a materially disproportionate effect on Cypress and its subsidiaries, (C) acts of war, sabotage or terrorism or natural disasters involving the United States not having a materially disproportionate effect on Cypress and its subsidiaries, (D) the announcement or consummation of the Offer or the transactions contemplated by the Merger Agreement, (E) any failure by Cypress to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (E) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Company Material Adverse Effect), (F) any event, circumstance, change or effect that directly results from the public announcement or pendency of the transactions contemplated by the Merger Agreement, including any reduction in revenue, any disruption in (or loss of) collaborator, licensor, clinical research organization, supplier, distributor, partner or similar relationships or any loss of employees, or any claims made or any litigation filed or announced that challenges any of the transactions contemplated by the Merger Agreement, (G) any claims made by licensors or collaborators under Cypress contracts to the extent based on statements or conduct of the Ramius/RP Group or (H) any change in the market price or trading volume of the Cypress’ stock.

Subject to the terms and conditions of the Merger Agreement, the foregoing conditions are for the sole benefit of the Ramius/RP Group. Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any other changes in the terms of or conditions to the Offer; provided that without the prior consent of Cypress (A) the Minimum Condition may not be waived, (B) no change may be made that changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer, amends or adds to the conditions to the Offer set forth in this Section 15 or amends any other term of the Offer in any manner adverse to the stockholders of Cypress and (C) the expiration date may not be extended except as otherwise provided in the Merger Agreement. Notwithstanding the foregoing, (x) Purchaser will extend the Offer if at the scheduled or extended expiration date of the Offer any of the conditions of the Offer have not been satisfied or waived, from time to time until such conditions are satisfied or waived and (y) Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or The Nasdaq Global Market applicable to the Offer; provided that in no event will Purchaser be required to extend the Offer beyond March 14, 2011 (or April 13, 2011 if the only reason the conditions to the offer have not been satisfied is the result of restrictions under applicable antitrust laws).

16.	CERTAIN LEGAL MATTERS; ANTITRUST; OTHER FOREIGN APPROVALS; STATE TAKEOVER STATUTES.

Except as set forth in this Amended and Restated Offer to Purchase, based on its review of publicly available filings by Cypress with the SEC and other publicly available information regarding Cypress, Purchaser is not aware of any governmental or regulatory licenses or permits that would be material to the business of Cypress and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser’s acquisition of Shares (and the indirect acquisition of the stock of Cypress’ subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of Cypress’ subsidiaries) by Purchaser pursuant to the Offer as contemplated herein.

Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to Cypress’ business, or that certain parts of Cypress’ or the Ramius/RP Group’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser’s obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances.  See “Introduction” and Section 15 — “Conditions to the Offer” for a description of certain conditions to the Offer.

Antitrust.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied.  The purchase of Shares pursuant to the Offer may be subject to such requirements.

Pursuant to the requirements of the HSR Act, Purchaser and Cypress each filed a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC on December 17, 2010. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on January 3, 2011. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from either or both parties. If such a request is made, the waiting period, will be extended until 11:59 p.m., New York City time, 10 days after our substantial compliance with such request. Thereafter, such waiting period can be extended only by court order.  If our acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer and the Proposed Merger.  At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable, including, without limitation, seeking to enjoin the purchase of Shares pursuant to the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of assets of Purchaser or Cypress or their respective subsidiaries.  Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances.  Based upon an examination of information available to Purchaser relating to the businesses in which Purchaser or Cypress and their respective subsidiaries are engaged, Purchaser believes that the Offer and the Proposed Merger will not violate antitrust laws.  Nevertheless, there can be no assurance that a challenge to the Offer or the Proposed Merger on antitrust grounds will not be made or that, if such a challenge is made, Purchaser will prevail.  See Section 15 — “Conditions to the Offer” for certain conditions to the Offer, including, without limitation, conditions with respect to litigation.

Other Foreign Approvals.  According to the Cypress 2009 10-K, Cypress also conducts business in certain other countries.  In connection with the acquisition of the Shares pursuant to the Offer or the Proposed Merger, the laws of other countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions.  The governments in such countries and jurisdictions might attempt to impose additional conditions on Cypress’ operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Proposed Merger.  There can be no assurance that Purchaser will be able to cause Cypress or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for Cypress or any subsidiary after purchase of the Shares pursuant to the Offer or the Proposed Merger.

Delaware Business Combination Statute.  Cypress is subject to the provisions of Section 203 of the DGCL, which imposes certain restrictions on business combinations involving Cypress. Cypress has represented to us in the Merger Agreement that the execution and delivery of the Merger  Agreement  and the consummation of the transactions contemplated thereby, including the Offer and the Merger, have  been duly and validly authorized and approved by the Cypress Board of Directors and that such approval  is sufficient to exempt the Offer, the Proposed Merger, the Merger Agreement and the transactions contemplated thereby from the restrictions on business combinations of Section 203 of the DGCL. See Section 12 — “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Approval of the Merger; Appraisal Rights; ‘Going-Private’ Transactions.”

State Takeover Statutes.  A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Cypress, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between us or any of our affiliates and Cypress, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, we believe that there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or any merger or other business combination between us or any of our affiliates and Cypress, including the Proposed Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions to the Offer.”

17.	CERTAIN FEES AND EXPENSES.

Innisfree M&A Incorporated has been retained by Purchaser as Information Agent in connection with the Offer.  The Information Agent may contact holders of Shares by email, mail, telephone, facsimile, telegraph and personal interview and may request brokers, dealers, banks, trust companies and other nominee stockholders to forward material relating to the Offer to beneficial owners.  Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses.  Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the Federal securities laws.

In addition, Computershare Trust Company, N.A. has been retained by Purchaser as the Depositary.  The Depositary has not been retained to make solicitations or recommendations in its role as Depositary.  The Depositary will receive customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

Except as set forth above, Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.  Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

18.	MISCELLANEOUS.

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute.  If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute.  If, after such good faith effort Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state.  In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

No Person has been authorized to give any information or make any representation on behalf of Purchaser not contained in this Amended and Restated Offer to Purchase or in the Amended and Restated Letter of Transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO, and subsequently amended from time to time, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto.  Such Schedule TO and any amendments thereto, including, without limitation, exhibits, may be examined and copies may be obtained from the offices of the SEC in the same manner as discussed in Section 9 — “Certain Information Concerning Cypress” with respect to information concerning Cypress.

Ramius V&O Acquisition LLC

December 20, 2010

SCHEDULE I

INFORMATION CONCERNING THE MANAGERS, DIRECTORS AND
EXECUTIVE OFFICERS OF THE RAMIUS/RP GROUP

The name, age, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each manager, director and executive officer of the Ramius/RP Group and Purchaser are set forth below.  Each of CFS Company Ltd. and CSS Corporation Ltd. are incorporated in the Cayman Islands.  Each person listed below is a citizen of the United States, except for Edoardo Spezzotti, who is a citizen of Italy.

MANAGERS OF C4S & CO., L.L.C.

Name and Position	Present Principal Occupation or Employment; Five-Year Employment History	Principal Business Address

Peter A. Cohen (Age 64) Managing Member	Chairman of the Board and Chief Executive Officer of Cowen Group, Inc. Mr. Cohen is a founding principal of Ramius LLC.	599 Lexington Avenue 20th Floor New York, New York 10022

Morgan B. Stark (Age 71) Managing Member
Chairman of Ramius Alternative Investments.  Head of Macro Trading Strategy since February 8, 2010.  Mr. Stark previously served as Chief Executive Officer and President of Ramius LLC. Mr. Stark is a founding principal of Ramius LLC.
599 Lexington Avenue 20th Floor New York, New York 10022

Thomas W. Strauss (Age 68) Managing Member
Chief Executive Officer and President of Ramius Alternative Investments since February 2010.  Mr. Strauss previously served as Chief Executive Officer and President of Ramius Alternative Solutions. Mr. Strauss is a founding principal of Ramius LLC.
599 Lexington Avenue 20th Floor New York, New York 10022

Jeffrey M. Solomon (Age 44) Managing Member	Chief Operating Officer, Chief Strategy Officer, Chairman of the Investment Committee and member of the Operating Committee of Cowen Group, Inc. Mr. Solomon is a founding principal of Ramius LLC.	599 Lexington Avenue 20th Floor New York, New York 10022

DIRECTORS AND OFFICERS OF RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD

Name and Position	Present Principal Occupation or Employment; Five-Year Employment History	Principal Business Address

Owen S. Littman (Age 37) Director	General Counsel of Cowen Group, Inc. since July 2010. Mr. Littman has also served as General Counsel of Ramius LLC since February 2009. Mr. Littman began working at Ramius LLC in 2005.	599 Lexington Avenue 20th Floor New York, New York 10022

Mark R. Mitchell (Age 49) Director	Partner Managing Director of Ramius LLC. Mr. Mitchell began working at Ramius LLC in 1999.	599 Lexington Avenue 20th Floor New York, New York 10022

CFS Company Ltd. Director	Nominee Company registered with Cayman Islands Monetary Authority and is affiliated with Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Regatta Office Park Windward 1, 2nd Floor PO Box 31106 Grand Cayman KY1-1205 Cayman Islands
CSS Corporation Ltd. Secretary	Affiliate of the Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Regatta Office Park Windward 1, 2nd Floor PO Box 31106 Grand Cayman KY1-1205 Cayman Islands

DIRECTORS AND OFFICERS OF RAMIUS ENTERPRISE MASTER FUND LTD

Name and Position	Present Principal Occupation or Employment; Five-Year Employment History	Principal Business Address

Morgan B. Stark (Age 71) Director
Chairman of Ramius Alternative Investments.  Head of Macro Trading Strategy since February 8, 2010.  Mr. Stark previously served as Chief Executive Officer and President of Ramius LLC. Mr. Stark is a founding principal of Ramius LLC.
599 Lexington Avenue 20th Floor New York, New York 10022

Owen S. Littman (Age 37) Director	General Counsel of Cowen Group, Inc. since July 2010. Mr. Littman has also served as General Counsel of Ramius LLC since February 2009. Mr. Littman began working at Ramius LLC in 2005.	599 Lexington Avenue 20th Floor New York, New York 10022

CFS Company Ltd. Director	Nominee Company registered with Cayman Islands Monetary Authority and is affiliated with Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Regatta Office Park Windward 1, 2nd Floor PO Box 31106 Grand Cayman KY1-1205 Cayman Islands
CSS Corporation Ltd. Secretary	Affiliate of the Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Regatta Office Park Windward 1, 2nd Floor PO Box 31106 Grand Cayman KY1-1205 Cayman Islands

DIRECTORS AND OFFICERS OF RAMIUS ENTERPRISE MASTER FUND LTD

Name and Position	Present Principal Occupation or Employment; Five-Year Employment History	Principal Business Address

Morgan B. Stark (Age 71) Director
Chairman of Ramius Alternative Investments.  Head of Macro Trading Strategy since February 8, 2010.  Mr. Stark previously served as Chief Executive Officer and President of Ramius LLC. Mr. Stark is a founding principal of Ramius LLC.
599 Lexington Avenue 20th Floor New York, New York 10022

CFS Company Ltd. Director	Nominee Company registered with Cayman Islands Monetary Authority and is affiliated with Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Regatta Office Park Windward 1, 2nd Floor PO Box 31106 Grand Cayman KY1-1205 Cayman Islands
CSS Corporation Ltd. Secretary	Affiliate of the Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Regatta Office Park Windward 1, 2nd Floor PO Box 31106 Grand Cayman KY1-1205 Cayman Islands

DIRECTORS AND OFFICERS OF RAMIUS NAVIGATION MASTER FUND LTD

Name and Position	Present Principal Occupation or Employment; Five-Year Employment History	Principal Business Address

Jeffrey C. Smith (Age 38) Director
Partner Managing Director of Ramius LLC, Chief Investment Officer of the Ramius Value and Opportunity Fund, a member of Cowen Operating Committee and Cowen Investment Committee, Chairman of the Board of Phoenix Technologies Ltd. and a director of Actel Corporation.
599 Lexington Avenue 20th Floor New York, New York 10022

DIRECTORS AND OFFICERS OF COWEN GROUP, INC.

Name and Position	Present Principal Occupation or Employment; Five-Year Employment History	Principal Business Address

Peter A. Cohen (Age 64) Chairman of the Board and Chief Executive Officer	Chairman of the Board and Chief Executive Officer of Cowen Group, Inc. Mr. Cohen is a founding principal of Ramius LLC.	c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Steven Kotler (Age 63) Director	Vice Chairman of Gilbert Global Equity Partners, since 2000.	c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Jules B. Kroll (Age 69) Director
President of JEMKroll Group, since 2008.  Mr. Kroll founded Kroll Inc. in 1972, where he served as the Chairman of the Board of Directors and Chief Executive Officer until its acquisition by
Marsh & McLennan Company in 2004.  Following the acquisition of Kroll Inc., Mr. Kroll served as the Vice Chairman of Marsh Inc. and as a member of Marsh McLennan International Advisory Board until his retirement from those positions in 2008.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

David M. Malcolm (Age 63) Director
Chairman of Cowen and Company, LLC.  From March 2008 through July 2010, Mr. Malcolm served as Chairman, President and Chief Executive Officer of Cowen and Company, LLC.  Mr. Malcolm was previously President and Chief Executive Officer of Cowen Holdings and had been serving in that position since March 2008.   Mr. Malcolm previously served as Cowen Holding's Executive Vice Chairman from October 2006 until he took over as President and Chief Executive Officer of Cowen Holdings.  From 2001 through 2006, Mr. Malcolm served as Head of Investment Banking.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Jerome S. Markowitz (Age 71) Director	Senior Partner at Conifer Securities LLC, since 2006. From 1998 to 2006, Mr. Markowitz was actively involved in managing a private investment portfolio.	c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Jack H. Nusbaum (Age 70) Director
Senior Partner of the New York law firm of Willkie Farr & Gallagher LLP and a member of the Executive Committee.  Mr. Nusbaum served as the firm's Chairman from 1987 through 2009 and has been a partner in that firm for more than thirty years.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Edoardo Spezzotti (Age 57) Director
Mr. Spezzotti has been with the Unicredit Group since 2006 and is an Executive Vice President.  Mr. Spezzotti
is the Vice Chairman of Corporate and Investment Banking (CIB), a position he has held since January 2010, is a member of the CIB Executive Committee.  Prior to joining the UniCredit Group, Mr. Spezzotti was a managing partner at Esfin LLP, a corporate finance firm founded in 2004.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

John E. Toffolon, Jr. (Age 59) Lead Director
Mr. Toffolon served as non−Executive Chairman of Cowen Holdings from July 2008 through the November 2009. Mr. Toffolon previously served as Cowen Holding's Lead Independent Director from June 2007 until his appointment as Chairman, and has been a member of Cowen Holding's Board of Directors and has served as the Chairman of Cowen Holding's Audit Committee since September 2006.  Mr. Toffolon has served as Chairman of Westway Group, Inc. since 2009.  Mr. Toffolon, in his capacity as a partner of The Shermen Group, served as the Chief Financial Officer and a member of the Board of Directors of Shermen WSC Acquisition Corp. since August 2006 until the business combination with Westway in May 2009.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Christopher A. White (Age 45) Chief of Staff
Chief of Staff of Cowen Group, Inc.  From November 2009 until April 2010, Mr. White served as Chief Operating Officer of the Cowen Group, Inc.  In November 2009, Mr. White served as the Chief Financial Officer of the Cowen Group, Inc.  Mr. White served as the Vice President of Cowen Holdings since its formation in February 2006 and was a member of the operating committee and Office of the Chief Executive.  Mr. White served as Chief of Staff of Cowen and Company and its predecessor entities from December 2005 and as Chief Administrative
Officer of Cowen and Company and its predecessor entities from June 2006 to November 2009.  Mr. White served as a member of SG Capital Partners, the Merchant Banking Division of Cowen and Company, from 2003 to December 2005.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Joseph R. Wright (Age 71) Director
Senior Advisor to The Chart Group, L.P.  Mr. Wright previously served as Chief Executive Officer of Scientific Games Corporation from January 1 2009 through December 31, 2009 and has served as Vice Chairman of Scientific Games Corporation's Board of Directors since May 1, 2008, of which he has been a member since 2004.  From July 2006 through April 2008, he served as Chairman of Intelsat, Ltd. and as Chief Executive Officer of PanAmSat Corporation from August 2001 until it was combined with Intelsat in July 2006.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Morgan B. Stark (Age 71) Member of Executive and Operating Committees
Chairman of Ramius Alternative Investments.  Head of Macro Trading Strategy since February 8, 2010.  Mr. Stark previously served as Chief Executive Officer and President of Ramius LLC. Mr. Stark is a founding principal of Ramius LLC.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Thomas W. Strauss (Age 68) Member of Executive and Operating Committees
Chief Executive Officer and President of Ramius Alternative Investments since February 2010.  Mr. Strauss previously served as Chief Executive Officer and President of Ramius Alternative
Solutions. Mr. Strauss is a founding principal of Ramius LLC.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Stephen A. Lasota (Age 47) Chief Financial Officer
Chief Financial Officer and a Managing Director of Cowen Group, Inc. since November 2009.  Mr. Lasota has also served as the Chief Financial Officer of Ramius LLC since May 2007.  Mr. Lasota began working at Ramius LLC in November 2004.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Jeffrey M. Solomon (Age 44) Chief Operating Officer, Chief Strategy Officer, Chairman of the Investment Committee and member of the Operating Committee	Chief Operating Officer, Chief Strategy Officer, Chairman of the Investment Committee and member of the Operating Committee of Cowen Group, Inc. Mr. Solomon is a founding principal of Ramius LLC.	c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

DIRECTORS AND EXECUTIVE OFFICERS OF RP INVESTOR CORP

Name and Position	Present Principal Occupation or Employment; Five-Year Employment History	Principal Business Address
Pablo Legorreta (Age 47) Director, President, Treasurer and Secretary
Mr. Legorreta founded Royalty Pharma in 1996, after founding and managing two ‘proof of principle’ investment vehicles.  Mr. Legorreta currently serves as a Director of Giuliani S.p.A and a Trustee of the Allen Stevenson School and the Park Avenue Armory.
c/o RP Management, LLC 110 East 59th Street Suite 3300 New York, NY 10022

MANAGERS OF PHARMA MANAGEMENT, LLC

Name and Position	Present Principal Occupation or Employment; Five-Year Employment History	Principal Business Address
Pablo Legorreta (Age 47) Director, President, Treasurer and Secretary
Mr. Legorreta founded Royalty Pharma in 1996, after founding and managing two ‘proof of principle’ investment vehicles.  Mr. Legorreta currently serves as a Director of Giuliani S.p.A and a Trustee of the Allen Stevenson School and the Park Avenue Armory..
c/o RP Management, LLC 110 East 59th Street Suite 3300 New York, NY 10022

MANAGERS AND EXECUTIVE OFFICERS OF RP MANAGEMENT, LLC

Name and Position	Present Principal Occupation or Employment; Five-Year Employment History	Principal Business Address
Pablo Legorreta (Age 47) Co-founder and Chief Executive Officer, Managing Member
Mr. Legorreta founded Royalty Pharma in 1996, after founding and managing two ‘proof of principle’ investment vehicles.  Mr. Legorreta currently serves as a Director of Giuliani S.p.A and a Trustee of the Allen Stevenson School and the Park Avenue Armory.
c/o RP Management, LLC 110 East 59th Street Suite 3300 New York, NY 10022

Susannah Gray (Age 48) Executive Vice President and Chief Financial Officer	Ms. Gray has been Chief Financial Officer of Royalty Pharma since January 2005 .	c/o RP Management, LLC 110 East 59th Street Suite 3300 New York, NY 10022
Jim Reddoch, PhD (Age 41) Executive Vice President, Head of Research & Investments
Dr. Reddoch joined Royalty Pharma in July 2008 after 12 years on Wall Street as a biotechnology analyst. Prior to joining Royalty Pharma, Dr. Reddoch was Managing Director and Head of Healthcare Equity Research at Friedman Billings Ramsey.
c/o RP Management, LLC 110 East 59th Street Suite 3300 New York, NY 10022
Michael Herman (Age 41) Senior Vice President, Research & Investments	Mr. Herman began at Royalty Pharma in 1996.	c/o RP Management, LLC 110 East 59th Street Suite 3300 New York, NY 10022
Alexander Kwit (Age 41) Executive Vice President, RP (CA) Advisors, LLC
Mr. Kwit served as Executive Vice President and General Counsel, of RP Management, LLC since 2001.  He currently serves as Executive Vice President of RP (CA) Advisors, LLC, a wholly-owned subsidiary of RP Management, LLC.
c/o RP Management, LLC 110 East 59th Street Suite 3300 New York, NY 10022

TRANSACTIONS IN THE SHARES BY THE RAMIUS/RP GROUP DURING THE PAST 60 DAYS
(ALL TRANSACTIONS WERE ORDINARY OPEN MARKET BROKERAGE TRANSACTIONS)

Shares of Common Stock Purchased/(Sold)	Price Per Share($)	Date of Purchase/Sale
RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
18,750	2.1600	07/14/2010
18,750	2.1437	07/15/2010
30,000	2.2330	07/15/2010
337,500	2.4389	07/16/2010
1,087,500	2.5416	07/16/2010
COWEN OVERSEAS INVESTMENT LP
6,250	2.1600	07/14/2010
6,250	2.1437	07/15/2010
10,000	2.2330	07/15/2010
112,500	2.4389	07/16/2010
362,500	2.5416	07/16/2010

Facsimile copies of the Amended and Restated Letter of Transmittal, properly completed and duly executed, will be accepted.  The Amended and Restated Letter of Transmittal, certificates for Shares and Rights and any other required documents should be sent or delivered by each stockholder of Cypress or their broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail or Overnight Delivery: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Facsimile Transmission: For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	By Overnight Courier: Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Questions and requests for assistance may be directed to the Information Agent at its address set forth below.  Additional copies of this Amended and Restated Offer to Purchase, the Amended and Restated Letter of Transmittal and the Amended and Restated Notice of Guaranteed Delivery may be obtained from the Information Agent or from www.tenderforcypressbio.com.  You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue
New York, New York 10022

Banks and Brokers Call Collect:
(212) 750-5833

All Others Please Call Toll-free:
(877) 717-3936